QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

[Published CUSIP Number:                        ]

CREDIT AGREEMENT

Dated as of September    , 2005

among

GLOBAL OPERATING LLC,
GLOBAL COMPANIES LLC,
GLOBAL MONTELLO GROUP LLC
GLOBAL MONTELLO GROUP CORP.
GLEN HES CORP.
CHELSEA SANDWICH LLC

as the Borrowers,

BANK OF AMERICA, N.A.,
as Administrative Agent and
L/C Issuer,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

as

Sole Lead Arranger and Sole Book Manager

ARTICLE 1 DEFINITIONS AND ACCOUNTING TERMS		1
1.1	Defined Terms	1
1.2	Other Interpretive Provisions	26
1.3	Accounting Terms	27
1.4	Rounding	27
1.5	Times of Day	27
1.6	Letter of Credit Amounts	27
ARTICLE 2 THE COMMITMENTS AND CREDIT EXTENSIONS		28
2.1	Committed Loans	28
2.2	Borrowings, Conversions and Continuations of Committed Loans	29
2.3	Letters of Credit	31
2.4	Prepayments	38
2.5	Termination or Reduction of Commitments	38
2.6	Repayment of Loans	39
2.7	Interest	39
2.8	Fees	40
2.9	Computation of Interest and Fees	41
2.10	Evidence of Debt	41
2.11	Payments Generally; Administrative Agent's Clawback	42
2.12	Sharing of Payments by Lenders	43
ARTICLE 3 TAXES, YIELD PROTECTION AND ILLEGALITY		44
3.1	Taxes	44
3.2	Illegality	45
3.3	Inability to Determine Rates	46
3.4	Increased Costs; Reserves on Eurodollar Rate Loans	46
3.5	Compensation for Losses	47
3.6	Mitigation Obligations; Replacement of Lenders	48
3.7	Survival	48
ARTICLE 4 CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		48
4.1	Conditions of Initial Credit Extension	48
4.2	Conditions to all Credit Extensions	50

i

ARTICLE 5 REPRESENTATIONS AND WARRANTIES		51
5.1	Existence, Qualification and Power; Compliance with Laws	51
5.2	Authorization; No Contravention	51
5.3	Governmental Authorization; Other Consents	51
5.4	Binding Effect	51
5.5	Financial Statements; No Material Adverse Effect; No Internal Control Event	51
5.6	Litigation	52
5.7	No Default	52
5.8	Ownership of Property; Liens	53
5.9	Environmental Compliance	53
5.10	Insurance	53
5.11	Taxes	53
5.12	ERISA Compliance	53
5.13	Subsidiaries; Equity Interests	54
5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	54
5.15	Disclosure	54
5.16	Compliance with Laws	54
5.17	Intellectual Property; Licenses, Etc.	54
5.18	Absence of Financing Statements	55
5.19	Perfection of Security Interests	55
5.20	Certain Transactions	55
5.21	Bank Accounts	55
ARTICLE 6 AFFIRMATIVE COVENANTS		55
6.1	Financial Statements	55
6.2	Certificates; Other Information	56
6.3	Notices	58
6.4	Payment of Obligations	59
6.5	Preservation of Existence, Etc.	59
6.6	Maintenance of Properties	59
6.7	Maintenance of Insurance	59
6.8	Compliance with Laws	60
6.9	Books and Records	60
6.10	Inspection Rights	60
6.11	Use of Proceeds	60
6.12	Bank Accounts	60
6.13	Additional Guarantors	60

ARTICLE 7 NEGATIVE COVENANTS		61
7.1	Liens	61
7.2	Investments	62
7.3	Indebtedness	63
7.4	Fundamental Changes	63
7.5	Dispositions	64
7.6	Acquisitions	64
7.7	Restricted Payments	65
7.8	Change in Nature of Business	65
7.9	Transactions with Affiliates	65
7.10	Burdensome Agreements	65
7.11	Use of Proceeds	65
7.12	Compliance with Environmental Laws	66
7.13	Prohibited Commodity Transactions	66
7.14	Loans to Owners, Officers and Employees	66
7.15	Prepayment of Indebtedness	66
7.16	Bank Accounts	66
7.17	Amendment of Thru-Put	67
7.18	Financial Covenants	67
7.19	Capital Expenditures	67
ARTICLE 8 EVENTS OF DEFAULT AND REMEDIES		67
8.1	Events of Default	67
8.2	Remedies Upon Event of Default	69
8.3	Application of Funds	69
ARTICLE 9 ADMINISTRATIVE AGENT		70
9.1	Appointment and Authority	70
9.2	Rights as a Lender	70
9.3	Exculpatory Provisions	71
9.4	Reliance by Administrative Agent	71
9.5	Delegation of Duties	72
9.6	Resignation of Administrative Agent	72
9.7	Non-Reliance on Administrative Agent and Other Lenders	73
9.8	No Other Duties, Etc.	73
9.9	Administrative Agent May File Proofs of Claim	73
9.10	Collateral and Guaranty Matters	73

ARTICLE 10 MISCELLANEOUS		74
10.1	Amendments, Etc.	74
10.2	Notices; Effectiveness; Electronic Communication	75
10.3	No Waiver; Cumulative Remedies	76
10.4	Expenses; Indemnity; Damage Waiver	76
10.5	Payments Set Aside	78
10.6	Successors and Assigns	78
10.7	Treatment of Certain Information; Confidentiality	81
10.8	Right of Setoff	81
10.9	Interest Rate Limitation	82
10.10	Counterparts; Integration; Effectiveness	82
10.11	Survival of Representations and Warranties	82
10.12	Severability	82
10.13	Replacement of Lenders	83
10.14	Governing Law; Jurisdiction; Etc.	83
10.15	Joint and Several Liability	84
10.16	USA PATRIOT Act Notice	86
SCHEDULES
2.1	Commitments and Applicable Percentages
5.5	Supplement to Interim Financial Statements
5.6	Litigation
5.9	Environmental Matters
5.13	Subsidiaries; Other Equity Investments
5.17	Intellectual Property Matters
7.1	Existing Liens
7.2	Existing Investments
7.3	Existing Indebtedness
10.2	Administrative Agent's Office; Certain Addresses for Notices
10.6	Processing and Recordation Fees
EXHIBITS
Form of
A	Loan Notice
B	Borrowing Base Report
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G	Opinion Matters

CREDIT AGREEMENT

        This CREDIT AGREEMENT ("Agreement") is entered into as of September    , 2005, among GLOBAL OPERATING LLC, a Delaware limited liability company ("OLLC"), GLOBAL COMPANIES LLC, a Delaware limited liability company ("Global"), GLOBAL MONTELLO GROUP LLC, a Delaware limited liability company ("Montello LLC"), GLOBAL MONTELLO GROUP CORP., a Delaware corporation ("Montello Corp."), GLEN HES CORP., a Delaware corporation ("Glen Hes"), and CHELSEA SANDWICH LLC, a Delaware limited liability company ("Chelsea LLC" and, collectively with OLLC, Global, Montello LLC, Montello Corp. and Glen Hes, the "Borrowers" and each individually, a "Borrower"), GLOBAL PARTNERS LP, a Delaware limited partnership (the "MLP"), GLOBAL GP LLC, a Delaware limited liability company (the "GP" and, collectively with the MLP, the "Initial Guarantors" and each individually, an "Initial Guarantor"), each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

        The Borrowers have requested that the Lenders provide a working capital revolving credit facility, an acquisition facility and a general revolving credit facility to the Borrowers, and the Lenders are willing to do so on the terms and conditions set forth herein.

        In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

        1.1    Defined Terms.    As used in this Agreement, the following terms shall have the meanings set forth below:

          "Acceptable Issuer" means either (a) a Lender or (b) a financial institution having, on the basis of its latest financial statements, capital, surplus and undivided profits of at least $1,500,000,000 and having an unenhanced senior unsecured short-term debt rating of BBB or better by Fitch IBCA or Baa2 by Moody's, and, in each of (a) and (b), which is acceptable to the Administrative Agent in its sole discretion. Notwithstanding the foregoing, the Administrative Agent, in its sole and absolute discretion, reserves the right to require a replacement Acceptable Issuer to the extent a material adverse change in the condition (financial or otherwise) occurs as to the then existing Acceptable Issuer, or, in the Administrative Agent's sole and absolute discretion, such then existing Acceptable Issuer becomes less than "well capitalized" or any enforcement action is threatened or commenced against such Acceptable Issuer.

          "Accounts Receivable" means rights of the Borrowers to payment for goods sold, leased or otherwise marketed in the ordinary course of business, and all rights of the Borrowers to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions, all as recorded on books of account in accordance with generally accepted accounting principles.

          "Acquisition Commitment" means, as to each Lender, its obligation to make Acquisition Loans to the Borrower pursuant to Section 2(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

          "Acquisition Loans" has the meaning set forth in Section 2(b) hereof.

          "Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

          "Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

          "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding anything to the contrary, for purposes of this Agreement, Global Petroleum Corp., Montello Oil Corporation, Global Revco Terminal LLC, Global South Terminal LLC, Global Revco Dock LLC, Alliance, Sandwich Terminal LLC, Chelsea Terminal Limited Partnership, Chelsea Terminal Corporation, ASRS Global General Partnership, and ASRS Montello General Partnership shall be an Affiliate and as of the date hereof, the only Affiliates of the Loan Parties are Global Petroleum Corp., Montello Oil Corporation, Global Revco Terminal LLC, Global South Terminal LLC, Global Revco Dock LLC, Alliance, Sandwich Terminal LLC, Chelsea Terminal Limited Partnership, Chelsea Terminal Corporation, ASRS Global General Partnership and ASRS Montello General Partnership. For the purposes of this Agreement, any other Person existing on the date hereof which would otherwise be an Affiliate of any Loan Party pursuant to this definition shall not be deemed to be an Affiliate of such Loan Party.

          "Agency Accounts" means, collectively, the wholesale lockbox account, the retail lockbox account and the depository accounts maintained by the Loan Parties with the Administrative Agent.

          "Agreement" means this Credit Agreement.

          "Alliance" means Alliance Energy Corp., a Massachusetts corporation.

          "Alliance Agent" means Bank of America, N.A. (as successor by merger to Fleet National Bank), in its capacity as agent under the Alliance Credit Agreement.

          "Alliance Banks" means those certain lending institutions party to the Alliance Credit Agreement.

          "Alliance Credit Agreement" means that certain Fourth Amended and Restated Term Loan Agreement dated as of November 30, 1999 among Alliance, the Alliance Agent and the Alliance Banks, as amended, restated, modified or supplemented from time to time.

          "Applicable Percentage" means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Total WC Revolver Commitment, the Total Revolver Commitment or the Total Acquisition Commitment, as the case may be, represented by such Lender's WC Commitment, Acquisition Commitment or Revolver Commitment, as the case may be, at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.2 or if the Total WC Revolver Commitments, Total Revolver Commitments or Total Acquisition Commitments, as the case may be, have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

          "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          "Arranger" means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

          "Assignee Group" means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

          "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6(b), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

          "Attributable Indebtedness" means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

          "Audited Financial Statements" means the audited combined balance sheet of the Borrowers (other than OLLC) and their Subsidiaries for the fiscal year ended December 31, 2004, and the related combined statements of income or operations, shareholders' or members' equity and cash flows for such fiscal year of the Borrowers (other than OLLC) and their Subsidiaries, including the notes thereto.

          "Availability Period" means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Total WC Revolver Commitment, the Total Acquisition Commitment or the Total Revolver Commitment, as the case may be, pursuant to Section 2.5, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.2.

          "Available Cash" has the meaning set forth in the Partnership Agreement.

          "Bank of America" means Bank of America, N.A. and its successors.

          "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

          "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

          "Borrower(s)" has the meaning specified in the introductory paragraph hereto.

          "Borrower Materials" has the meaning specified in Section 6.2.

          "Borrowing" means a borrowing consisting of simultaneous WC Revolver Loans, Acquisition Loans or Revolver Loans, as the case may be, of the same Type and, in the case of Eurodollar Rate Loans and Cost of Funds Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.

          "Borrowing Base" means, at the relevant time of reference thereto, an amount determined by the Administrative Agent by reference to the most recent Borrowing Base Report delivered to the Lenders and the Administrative Agent pursuant to Section 6.2(g), which is equal to the sum of:

            (a)   100% of Eligible Cash and Cash Equivalents; plus

            (b)   90% of Major Oil Company Receivables; plus

            (c)   85% of Eligible Receivables not included in Major Oil Company Receivables; plus

            (d)   85% of Eligible Margin Deposits; plus

            (e)   85% of Hedged Eligible Inventory; plus

            (f)    80% of Eligible Petroleum Inventory; plus

            (g)   100% of Paid but Unexpired Letters of Credit; plus

            (h)   80% of Eligible Product Under Contract; plus

            (i)    100% of the face amount of a standby letter of credit (which shall be in form and substance satisfactory to the Administrative Agent and which shall be in a currency acceptable to the Required Lenders) issued in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders from an issuer satisfactory to the Administrative Agent and the Required Lenders, and which standby letter of credit shall not be amended, modified or altered without the consent of the Administrative Agent and the Required Lenders; plus

            (j)    the lesser of (i) 80% of Positive Net Unrealized Forward Contract Positions and (ii) $50,000,000; plus

            (k)   100% of the aggregate amount of Negative Net Unrealized Forward Contract Positions.

          "Borrowing Base Report" means a Borrowing Base Report, signed by any Responsible Officer and in substantially the form of Exhibit B hereto.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

          "Capital Assets" means fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

          "Capital Expenditures" means amounts paid or indebtedness incurred by any of the Loan Parties in connection with (a) the purchase or lease by any of the Loan Parties of Capital Assets that would customarily be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles; or (b) the lease of any assets by any Loan Party as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease, provided, however, for purposes of Section 7.19 hereof, any purchase or lease by any Loan Party of any Capital Assets that would customarily be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP and which are financed with Indebtedness shall not be considered a "Capital Expenditure" thereunder.

          "Capitalized Leases" means leases under which any of the Loan Parties is the lessee or obligor, the discounted future rental payment obligations under which are customarily required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

          "Cash" means Dollar denominated currency in immediately available funds.

          "Cash Collateralize" has the meaning specified in Section 2.3(g).

          "Cash Equivalents" means, collectively, (a) repurchase agreements and short-term obligations issued or guaranteed as to principal and interest by the United States of America and having a maturity of not more than twelve (12) months from the date of acquisition; (b) short-term certificates of deposit, issued by (i) any Lender or (ii) any bank organized under the laws of the United States of America or any state thereof and foreign subsidiaries of such bank, having a rating of not less than A or its equivalent by S&P or any successor; and (c) commercial paper or finance company paper of (i) any Lender or any holding company controlling any Lender or (ii) any other Person that is rated not less than prime-two or A2 or their equivalents by Moody's Investor Service, Inc. or S&P or their successors.

          "Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

          "Change of Control" means an event or series of events by which:

            (a)   any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Original Investors becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty percent (20%) or more of the equity securities of the GP entitled to vote for members of the board of directors or equivalent governing body of the GP on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

            (b)   during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of either the MLP or GP, as the case may be cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors)]; or

            (c)   any Person or two or more Persons acting in concert, other than the Original Investors, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of MLP, or control over the equity securities of MLP entitled to vote for members of the board of directors or equivalent governing body of MLP on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing twenty percent (20%) or more of the combined voting power of such securities; or

            (d)   the GP ceases to be the general partner of MLP, or both Eric Slifka and Thomas McManmon cease to have a full-time senior financial management position with the GP;

            (d)   MLP shall at any time, legally or beneficially, own less than 100% of the capital stock of the Borrowers; or

            (e)   Alfred, Richard and Eric Slifka (or their respective estates) shall at any time, legally or beneficially, own less than 75% of the voting interests of GP as adjusted pursuant to any stock split, stock dividend or recapitalization or reclassification of the capital of GP.

          "Closing Date" means the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 10.1.

          "Code" means the Internal Revenue Code of 1986.

          "Collateral" means all of the property, rights and interests of the Loan Parties that are or are intended to be subject to the liens and security interests created by the Security Documents.

          "Combined or combined" means, with reference to any term defined herein, that term as applied to the accounts of the applicable Loan Party to which it relates, combined in accordance with GAAP.

          "Combined Current Assets" means all assets of the Borrowers on a combined basis that are properly classified as current assets in accordance with GAAP, valued on a FIFO basis

          "Combined Current Liabilities" means all liabilities of the Borrowers, on a combined basis, maturing on demand or within one (1) year from the date as of which Combined Current Liabilities are to be determined, and such other liabilities as may properly be classified as current liabilities in accordance with GAAP.

          "Combined EBITDA" means for any period, for the Borrowers and their Subsidiaries on a combined basis, an amount equal to Combined Net Income for such period plus (a) the following to the extent deducted in calculating such Combined Net Income: (i) Combined Total Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrowers and their Subsidiaries for such period, (iii) depreciation and amortization expense and (iv) other non-recurring expenses of the Borrowers and their Subsidiaries reducing such Combined Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Combined Net Income: (i) Federal, state, local and foreign income tax credits of the Borrowers and their Subsidiaries for such period, and (ii) all non-cash items increasing Combined Net Income for such period. For purposes of calculating Combined EBITDA for any period in which a Permitted Acquisition has occurred, Combined EBITDA shall be adjusted in a manner which is satisfactory to the Administrative Agent in all respects to give effect to the consummation of such Permitted Acquisition on a pro forma basis as if such Permitted Acquisition had occurred on the first date of the test period.

          "Combined Funded Debt" means as of any date of determination, for the Borrowers and their Subsidiaries on a combined basis, the sum of, without duplication (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder other than the outstanding amount of the WC Revolver Loans and the L/C Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial but excluding any L/C Obligations), bankers' acceptances, bank guaranties, surety bonds but only to the extent the indemnity or other payment obligation thereunder has actually arisen and is due and payable by the Borrowers and/or their Subsidiaries and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrowers or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which any Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Borrower or such Subsidiary.

          "Combined Interest Coverage Ratio" means, as at any date of determination, the ratio of (a) Combined EBITDA for the Reference Period most recently ended less the aggregate amount of Capital Expenditures (other than Capital Expenditures made in connection with the purchase of assets in connection with a Permitted Acquisition) for such Reference Period to (b) Combined Total Interest Expense for such Reference Period.

          "Combined Leverage Ratio" means, as at any date of determination, the ratio of (a) Combined Funded Debt as of such date of determination to (b) Combined EBITDA for the Reference Period most recently ended.

          "Combined Net Income" means for any period, for the Borrowers and their Subsidiaries on a combined basis, the net income of the Borrowers and their Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period.

          "Combined Total Interest Expense" means, for any period, for the Borrowers and their Subsidiaries on a combined basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrowers and their Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrowers and their Subsidiaries with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP. For purposes of calculating Combined Total Interest Expense for any period in which a Permitted Acquisition has occurred, Combined Total Interest Expesne shall be adjusted in a manner which is satisfactory to the Administrative Agent in all respects to give effect to the consummation of such Permitted Acquisition on a pro forma basis as if such Permitted Acquisition had occurred on the first date of the test period.

          "Combined Working Capital" means the excess of Combined Current Assets over Combined Current Liabilities, provided, however, for the purposes of this definition, (a) all prepaid expenses of the Borrowers in excess of $3,000,000 shall not be considered a Combined Current Asset hereunder regardless of how such prepaid expenses would otherwise be classified in accordance with GAAP; (b) any asset of any Borrower which will be subsequently paid or otherwise distributed to such Borrower's members as a Permitted Distribution shall not be considered a Combined Current Asset hereunder regardless of how such asset would otherwise be classified in accordance with GAAP; (c) any asset of any Borrower consisting of an intercompany receivable or other right to payment owing from another Loan Party or an Affiliate (other than the Account Receivable owing from Alliance which is included in the computation of Eligible Accounts Receivable) shall not be considered a Combined Current Asset hereunder regardless of how such asset would otherwise be classified in accordance with GAAP and (d) the aggregate amount of all WC Revolver Loans outstanding hereunder shall be deemed Combined Current Liabilities, regardless of how such outstanding amounts would otherwise be classified in accordance with GAAP.

          "Commitment" means, as to each Lender, its obligation to (a) make Loans to the Borrower pursuant to Section 2, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

          "Commodity Hedging Agreement" means any Swap Contract which protects a Borrower against fluctuations in commodity rates.

          "Compliance Certificate" means a certificate substantially in the form of Exhibit D.

          "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

          "Cost of Funds Rate" means, as of any relevant date of determination, the per annum rate of interest which the Administrative Agent is required to pay, or is offering to pay, for wholesale liabilities of like tenor, as the same may be adjusted for reserve requirements or any other requirements or impositions as may be imposed by federal, state or local governmental or regulatory authorities or agencies, all as determined by the Administrative Agent.

          "Cost of Funds Rate Loan" means a Loan that bears interest based on the Cost of Funds Rate.

          "Credit Extension" means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

          "Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

          "Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

          "Default Rate" means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan or a Cost of Funds Rate Loan, the Default Rate shall be an interest rate equal to the interest rate otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the 100 basis points plus 2% per annum.

          "Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

          "Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

          "Dollar" and "$" mean lawful money of the United States.

          "Domestic Subsidiary" means any Subsidiary that is organized under the laws of any political subdivision of the United States.

          "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the L/C Issuer, and (ii) unless an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include any Loan Party or any of a Loan Party's Affiliates or Subsidiaries.

          "Eligible Cash and Cash Equivalents" means Cash and Cash Equivalents of a Borrower which are on deposit with the Administrative Agent and subject to a first priority perfected Lien in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders.

          "Eligible Exchange Balances" means an amount equal to the aggregate amount of all Exchange Balances after deducting therefrom each of (a) the value of all such exchanges for which performance has not been made on the date that such performance is due, (b) the amount of all discounts, allowances, rebates, credits and adjustments to such exchanges, (c) the amount billed for or representing retainage, if any, until all prerequisites to the immediate payment of retainage have been satisfied, and (d) all such exchanges owing by any affiliate of any Borrower, provided that the Agent may, in its sole and absolute discretion, exclude from Eligible Exchange Balances any Exchange Balance with respect to which:

              (i)  any representation or warranty contained in this Credit Agreement or any other Loan Document is materially breached;

             (ii)  the customer or trading partner has disputed liability, or made any claim with respect to such Exchange Balance or with respect to any other Exchange Balance due from such customer or trading partner to any Borrower other than for a minimal adjustment in the ordinary course of business and in accordance with regular commercial practice; or

            (iii)  the customer or trading partner has filed a petition or other application for relief under any existing or future law in any jurisdiction relating to bankruptcy, insolvency, reorganization, or relief of debtors, or any petition or other application for relief under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization, or relief of debtors has been filed against such customer or trading partner, or the customer or trading partner has failed, suspended normal business operations, become insolvent, or made a general assignment for the benefit of creditors or had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs.

          "Eligible Inventory" means, with respect to the Borrowers, at the relevant time of reference thereto, all Petroleum Products owned by the Borrowers which are held for sale; provided that

  Eligible Inventory shall not include any inventory (a) held on consignment, or not otherwise owned by the Borrowers or of a type no longer sold by such Borrowers, (b) which has been returned by a customer or is damaged or subject to any legal encumbrance other than Permitted Liens, (c) which has been shipped to a customer of the Borrowers regardless of whether such shipment is on a consignment basis unless such inventory has been shipped to a customer of the Borrowers for the sole purpose of storing such inventory at a terminal owned by a customer so long as title to such inventory remains with the Borrowers, (d) which the Administrative Agent deems to be obsolete or not marketable, or any other Inventory which the Administrative Agent, from time to time, in its reasonable discretion, upon five (5) days' prior written notice to the Borrowers deems to be ineligible, or (e) which is not subject to a valid, first priority perfected lien and security interest in favor of the Administrative Agent on behalf of the Lenders.

          "Eligible Investments" means the Borrowers' investments in (a) repurchase agreements permitted by §9.3(d) hereof; (b) United States Treasury money market funds rated AAA by S&P; and (c) items which the Administrative Agent in its reasonable discretion would classify as a cash equivalent and which are expressly approved by the Administrative Agent; provided that all such investments shall be subject to a valid, first priority, perfected lien and security interest in favor of the Administrative Agent on behalf of the Lender, and the Borrowers, the Administrative Agent and the applicable account bank or financial institution shall have executed a control agreement in form and substance satisfactory to the Administrative Agent.

          "Eligible Margin Deposits" means the Borrowers' net equity in the aggregate amount of all sums deposited by the Borrowers with commodities brokers acceptable to the Agent on nationally recognized exchanges, after deducting therefrom the aggregate amount of all claims, disputes, contras and offsets (contingent or otherwise) by such brokers or any other Person against such sums; provided, however, that no sums deposited into any account with any commodities broker shall be included in Eligible Margin Deposits unless and until such broker and the applicable Borrower has executed and delivered to the Administrative Agent a hedging account assignment with respect to such account, in form and substance satisfactory to the Administrative Agent.

          "Eligible Petroleum Inventory" means Eligible Inventory not otherwise included in Hedged Eligible Inventory, valued on a Marked-to-Market Basis, plus Eligible Exchange Balances (which number can be either negative or positive).

          "Eligible Product Under Contract" means the purchase price of petroleum product contracted for purchase by a Borrower, which product has not yet been delivered to such Borrower, and as to which product the Borrowers' obligation to pay the purchase price is supported by Letters of Credit.

          "Eligible Receivables" means, at any time, the aggregate amount of the unpaid portions of all Accounts Receivable carried on the books of the Borrowers arising in the ordinary course of business, net of any and all credits, rebates, holdbacks, offsets, counterclaims, contras or other adjustments or commissions payable to third parties that are adjustments to such Accounts Receivable, and which Accounts Receivable:

            (a)   are originally due within thirty (30) days of the date on which such Account Receivable arises, and are not more than sixty (60) days past due, or, with respect to Accounts Receivable from a federal, state, or local governmental entity or public utility, are originally due within sixty (60) days and are not more than thirty (30) days past due;

            (b)   in the case of Accounts Receivable which are trade receivables, that are supported by letters of credit issued or confirmed by Acceptable Issuers, which letters of credit authorize the Borrowers to draw time drafts under such letters of credit for the amount of the related trade receivables, for periods not to exceed one hundred and eighty (180) days from the respective invoice dates of the underlying trade receivables;

            (c)   constitute the valid, binding and legally enforceable obligation of the obligor thereon, and are not subordinate to any other claim against such obligor;

            (d)   are owned by the Borrowers free and clear of all liens, security interests or encumbrances whatsoever, other than those in favor of the Administrative Agent, on behalf of the Lenders and are subject to a valid, first priority, perfected lien and security interest in favor of the Administrative Agent, on behalf of the Administrative Agent and the Lenders;

            (e)   are not the subject of a return, rejection, loss of or damage to the goods or petroleum product, the sale of which gave rise to the account receivable, or any request for credit, rebate, offset, counterclaim, holdback or adjustment, any commission payable to third parties or any other dispute with the obligor on such Accounts Receivable;

            (f)    if the Obligor on any such Account Receivable is an Affiliate, such Affiliate is Alliance and such Account Receivable was generated in the ordinary course of business, in a fair and reasonable transaction no less favorable to the Borrowers than would be a similar transaction conducted at arm's-length with an obligor which was not an Affiliate and, the aggregate amount of all Accounts Receivable owing from Alliance shall not exceed $10,000,000 in the aggregate at any time;

            (g)   are from an obligor on the Account Receivable which is creditworthy in the reasonable business judgment of the Administrative Agent;

            (h)   are not Accounts Receivable from an obligor which is insolvent or which has filed a petition for relief under any existing or future law in any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, made a general assignment for the benefit of creditors, had filed against it any petition or other application for relief under any existing or future law in any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation, or had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs, provided, however, the Borrowers shall be permitted to include such Accounts Receivable from such obligors if (1) the Borrowers and the Administrative Agent reasonably determine such obligor is creditworthy; and (2) the applicable Borrower has been granted a superpriority lien over the assets of such obligor pursuant to an order issued by the bankruptcy court having jurisdiction over such obligor;

            (i)    have been invoiced and are currently due and payable or relate to Inventory which has been sold and will be invoiced within five (5) Business Days;

            (j)    are denominated in Dollars and payable in the United States; and

            (k)   are otherwise satisfactory to the Required Lenders in their reasonable business judgment.

          For the purpose of this definition, (i) to the extent that Eligible Receivables owing by any obligor exceed fifteen percent (15%) of the aggregate amount of all Eligible Receivables, such excess shall not be included in the calculation of Eligible Receivables without the prior written consent of the Administrative Agent, and, in the event such obligor is Alliance, also the consent of the Required Lenders, or as otherwise provided in the definition of Major Oil Company Receivables, and (ii) to the extent that the Borrowers, individually or in the aggregate, are at any time directly or contingently indebted for any reason to any obligor, the Accounts Receivable owing to the Borrowers by such obligor shall be deemed to be subject to an offset, counterclaim or contra in the amount of such indebtedness; provided, however, to the extent that any indebtedness of the Borrowers to any obligor is secured by a Letter of Credit, the portion of the indebtedness so secured (not to exceed the amount available for drawing under the Letter of Credit) shall not be deemed to be an offset, counterclaim or contra with respect to the accounts receivable of such obligor owing to the Borrowers.

          "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

          "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          "Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

          "ERISA" means the Employee Retirement Income Security Act of 1974.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with a Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

          "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

          "Eurodollar Rate" means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the "Eurodollar Rate" for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

          "Eurodollar Rate Loan" means a Loan that bears interest at a rate based on the Eurodollar Rate.

          "Event of Default" has the meaning specified in Section 8.1.

          "Exchange Balances" means an amount equal to the difference between (a) sum of the values of any and all rights to receive Petroleum Products, to receive payment of money or to receive other value that any Borrower generates, acquires, possesses or owns whenever such Borrower trades, lends, borrows or exchanges petroleum products in the ordinary course of business and (b) the sum of the values of any and all obligations of the Borrowers to deliver Petroleum Products and to make payments of money not secured by outstanding Letters of Credit, the value thereof in each case being determined in accordance with the price or prices set forth in the exchange agreements entered into by such Borrower with each petroleum supplier or, if no such price is set forth, in accordance with the then current market value for such petroleum products determined on a Marked-to-Market Basis, provided, that if the other party to any such exchange agreement is a Borrower or an Affiliate of a Borrower, such exchange agreement is a fair and reasonable transaction, no less favorable to the Borrowers than would be a similar exchange agreement transacted at arm's-length with a contract party which was not a Borrower or an Affiliate. If the amount set forth in clause (a) above exceeds the amount set forth in clause (b) above, Exchange Balances shall be expressed as a positive number, and if the amount set forth in clause (b) above exceeds the amount set forth in clause (a) above, Exchange Balances shall be expressed as a negative number.

          "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which a Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 3.1(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.1(a).

          "Existing Credit Agreement" means that certain Eighth Amended and Restated Revolving Credit Agreement dated as of July 1, 2003 (as amended from time to time) among certain of the Loan Parties, Bank of America, N.A., as agent, and a syndicate of lenders.

          "Existing Letters of Credit" means [insert LC's from existing facility which will be brought under this Agreement].

          "Facility Decrease Date" has the meaning set forth in Section 2.1(a)(ii).

          "Facility Increase Date" has the meaning set forth in Section 2.1(a)(ii).

          "Federal Funds Rate" means, for any day or for any Interest Period with respect to a Cost of Funds Rate Loan, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

          "Fee Letter" means the letter agreement, dated as of the date hereof, among the Borrowers, the Administrative Agent and the Arranger.

          "FIFO" means the first-in, first-out method of accounting.

          "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          "FRB" means the Board of Governors of the Federal Reserve System of the United States.

          "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

          "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

          "Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

          "Guarantee" means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

          "Guarantors" means, collectively, the Initial Guarantors and any Domestic Subsidiary of MLP or any other Loan Party formed, acquired or otherwise existing after the Closing Date.

          "Guaranty" means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F.

          "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          "Hedged Eligible Inventory" means the future fixed sales price (equal to the Marked-to-Market Basis determined pursuant to clause (a) of that definition), net of storage and transportation costs, of Eligible Inventory which has been (a) hedged on the London International Petroleum Exchange or on the New York Mercantile Exchange, (b) covered by swap contracts with investment grade companies or (c) where the margin on wet barrels is fixed in a manner satisfactory to the Administrative Agent.

          "Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

            (a)   all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

            (b)   all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

            (c)   net obligations of such Person under any Swap Contract;

            (d)   all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than [60] days after the date on which such trade account payable was created);

            (e)   indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

            (f)    capital leases and Synthetic Lease Obligations;

            (g)   all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

            (h)   all Guarantees of such Person in respect of any of the foregoing.

          For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

          "Indemnified Taxes" means Taxes other than Excluded Taxes.

          "Indemnitees" has the meaning specified in Section 10.4(b).

          "Information" has the meaning specified in Section 10.7.

          "Initial WC Revolver Total Commitment" means the WC Revolver Total Commitment as in effect on the Closing Date, as the same may be reduced in accordance with the terms hereof. On the Closing Date, the Initial WC Revolver Total Commitment is $300,000,000.

          "Intangible Assets" means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

          "Interest Payment Date" means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each calendar month and the Maturity Date.

          "Interest Period" means, (a) as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date 7 days, one, two, three or six months thereafter, as selected by the Borrowers in its Loan Notice; and (b) as to each Cost of Funds Rate Loan, the period commencing on the date such Cost of Funds Rate Loan is disbursed or converted to or continued as a Cost of Funds Rate Loan and ending on the date 7 days thereafter; provided that:

            (a)   any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

            (b)   any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

            (c)   no Interest Period shall extend beyond the Maturity Date.

          "Internal Control Event" means a material weakness in, or fraud that involves management or other employees who have a significant role in, any Loan Party's internal controls over financial reporting, in each case as described in the Securities Laws.

          "Inventory" means any "inventory" as that term is defined in §9-102(a)(48) of the Uniform Commercial Code as in effect from time to time in the Commonwealth of Massachusetts, as well as all inventory which is held for sale or which consists of raw materials or work in process.

          "Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

          "IP Rights" has the meaning specified in Section 5.17.

          "IRS" means the United States Internal Revenue Service.

          "ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

          "Issuer Documents" means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrowers (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

          "Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

          "L/C Advance" means, with respect to each Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

          "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

          "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

          "L/C Issuer" means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

          "L/C Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

          "Lender" has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

          "Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

          "Letter of Credit" means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

          "Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

          "Letter of Credit Expiration Date" means the day that is fourteen days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

          "Letter of Credit Fee" has the meaning specified in Section 2.3(i).

          "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

          "Loan" or "Loans" means all extensions of credit made pursuant to Article II hereof, including, without limitation, the WC Revolver Loans, the Acquisition Loans and the Revolver Loans.

          "Loan Documents" means this Agreement, each Note, each Issuer Document, any Swap Contract with a Lender or an Affiliate of a Lender, the Fee Letter, and the Security Documents.

          "Loan Notice" means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans or Cost of Funds Rate Loans, pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Exhibit A.

          "Loan Parties" means, collectively, the Borrowers and each Guarantor.

          "Lock Box Accounts" has the meaning set forth in Section 6.12.

          "LOI Agreement" means the Fifth Amended and Restated Continuing Letter of Indemnity Agreement dated as of the date hereof by and among the Borrowers, Bank of America, N.A. as "LOI Agent", and the lending institutions party thereto (the "LOI Banks"), as the same may be amended from time to time, in form and substance satisfactory to the LOI Agent and the LOI Banks and in substantially the form of Exhibit G hereto.

          "Major Oil Company Receivables" means, at any time, any of the following types of Eligible Receivables:

            (a)   an Eligible Receivable carried on the books of any Borrower as to which the obligor thereon is (i) either a Person considered by the Required Lenders in their sole discretion, to be a "major oil company" at such time or a Person listed on Schedule 1B hereto, as such schedule may be amended from time to time by the Required Lenders, in their sole discretion, upon written notice from the Administrative Agent to the Borrowers; provided, that with respect to any obligor listed on Schedule 1B hereto, as amended, the aggregate amount of all Eligible Receivables deemed to be Major Oil Company Receivables hereunder shall not exceed that amount set forth opposite such obligor's name on Schedule 1B hereto, as amended, and provided, further, that no accounts receivable owing by such obligor in excess of such amount shall be included in the Borrowing Base as either a Major Oil Company Receivable under clause (b) of the definition of Borrowing Base or an Eligible Receivable under clause (c) of the definition of Borrowing Base; and (ii) such Person's unenhanced senior unsecured short-term debt is rated investment grade by either S&P or Moody's; or

            (b)   any Eligible Receivable carried on the books of any Borrower as to which the obligor thereon is a brokerage or trading firm (i) whose unenhanced senior unsecured short-term debt is rated investment grade by either S&P or Moody's or (ii) whose Eligible Receivable is guaranteed by an entity whose debt is so rated; or

            (c)   any Eligible Receivable as to which an Acceptable Issuer has issued an irrevocable documentary or stand-by letter of credit in the amount of such Eligible Receivable for the benefit of the Borrower on whose books such Eligible Receivable is carried and on which such Borrower may draw in the event of a default by such obligor with respect to such Eligible Receivable, provided, that the Administrative Agent or any Lender is the Advising Bank (as such term is defined in §5-103(1)(e) of the Uniform Commercial Code of the Commonwealth of Massachusetts) for such letter of credit.

          "Marked-to-Market Basis" means, at the relevant time of reference thereto, (a) as to the Borrowers' inventory of petroleum products with respect to which the Borrowers have existing firm contracts to sell such inventory, the value of such inventory on a Marked-to-Market Basis shall be the specified price to be paid for such inventory under such contracts and (b) as to other inventory, the value of such inventory on a Marked-to-Market Basis shall be the Platt's (mid-point) (or if the PLATT's publication is not available, another comparable published market pricing schedule) value for the relevant type of petroleum products at the storage location where such inventory is held.

          "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of any Loan Party or a Loan Party and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

          "Maturity Date" means September    , 2009.

          "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

          "Mortgaged Property" means any Real Estate which is subject to any Mortgage.

          "Mortgages" means, collectively, the several mortgages and/or deeds of trust, dated or to be dated on or prior to the Closing Date from the applicable Loan Parties to the Administrative Agent with respect to the fee and leasehold interests of the applicable Loan Parties in the Real Estate and in form and substance satisfactory to the Lenders and the Administrative Agent.

          "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

          "Negative Net Unrealized Forward Contract Positions" means the amount by which the Net Unrealized Forward Contract Position is less than $0.

          "Net Unrealized Forward Contract Positions" means as of any date of determination, the aggregate amount calculated by subtracting (a) the Unrealized Losses on Forward Contract Positions on such date, from (b) the Unrealized Profits on Forward Contract Positions on such date.

          "Note" means a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

          "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or the LOI Agreement or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and including any advances made by any Lender for the account of any Loan Party to cover overdrafts on accounts of such Loan Party with such Lender so long as such Indebtedness of such Loan Party to such Lender is permitted hereunder (the "Overdrafts").

          "Off-Balance Sheet Liabilities" means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the combined or the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called "synthetic," tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the combined or consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) is characterized as indebtedness for tax purposes but not for accounting purposes in accordance with GAAP or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

          "Open Position" means at the relevant time of reference thereto and with respect to each type of Petroleum Products held by or to be delivered to the Borrowers and sold by the Borrowers in the same market, the amount by which (a)(i) the aggregate number of barrels of Purchased Product exceeds (ii) the aggregate number of barrels of Product under Contract for Sale or (b) the amount by which the number of barrels of Product under Contract for Sale exceeds the number of barrels of Purchased Product. For purposes of this definition, the following rules shall apply:

            (x)   The Borrowers shall determine whether the locations at which Purchased Product is to be delivered to a Borrower and Product Under Contract for Sale is to be sold by such Borrower constitute the same market; provided that each such determination shall be commercially reasonable and consistent with industry practice in computing so-called "long" or "short" trading positions with respect to petroleum product; and provided, further, that if the Administrative Agent upon direction from the Required Lenders notifies the Borrowers in writing that it does not consider certain specified locations to be in the same market, such locations shall not thereafter be considered to be in the same market for purposes of this definition of "Open Position" unless and until the Administrative Agent upon direction from the Required Lenders notifies the Borrowers otherwise; and

            (y)   Product Under Contract for Sale may only be deducted from Purchased Product if the date of sale by the Borrowers of such Product under Contract for Sale is within 180 days following the delivery date to the Borrowers of such Purchased Product. With respect to each type of petroleum product and each market, the number of barrels of Product under Contract for Sale which the Borrower may not deduct from the number of barrels of Purchased Product pursuant to this clause (y) shall be considered to be a separate Open Position for purposes of calculating the Borrowers' Open Position in Section 7.13 hereof.

          "Operating Account" means the operating account of the Loan Parties located with the Administrative Agent in which the Loan Parties have granted a first priority perfected security interest to the Administrative Agent for the benefit of the Administrative Agent and the Lenders.

          "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

          "Original Investors" means [list Slifka entities holding MLP interests].

          "Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          "Outstanding Amount" means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

          "Overdrafts" has the meaning set forth in the definition of Obligations.

          "Paid But Unexpired Letters of Credit" means the amounts available for drawing under Letters of Credit issued to support obligations of the Borrowers if (a) such obligations, whether arising from the transactions contemplated by such Letters of Credit, or otherwise, have been fully paid and extinguished by the Borrowers and there are no existing claims or disputes between the Borrowers and the beneficiaries of such Letters of Credit which could give rise to additional liability thereunder or (b) such Letters of Credit are issued for standby purposes only, but only to the extent that the amounts available for drawing thereunder do not then support any underlying obligations and (c) such Letters of Credit have not expired, been returned or otherwise presented to the Agent for cancellation or been canceled.

          "Participant" has the meaning specified in Section 10.6(d).

          "Partnership Agreement" means that certain Limited Partnership Agreement of the MLP dated                        .

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

          "Perfection Certificates" means the Perfection Certificates as defined in the Security Agreements.

          "Permitted Acquisition" has the meaning set forth in Section 7.6(c).

          "Permitted Distributions" means, so long as no Default or Event of Default has occurred and is continuing or would exist as a result thereof, payments by the MLP to its unitholders of cash distributions in an aggregate amount not to exceed Available Cash.

          "Permitted Liens" means those Liens permitted by Section 7.1.

          "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          "Petroleum Product" means petroleum, refined petroleum products, propane, butane, natural gas and other energy-related commodities, including, without limitation, blend components commonly used in the petroleum industry to improve characteristics of, or meet governmental or customer specifications for, petroleum or refined petroleum products.

          "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

          "Platform" has the meaning specified in Section 6.2.

          "Positive Net Unrealized Forward Contract Positions" means the amount by which the Net Unrealized Forward Contract Position exceeds $0.

          "Product under Contract for Sale" means barrels of petroleum product which (a) any Borrower has contracted to sell (whether by sale of a contract on a commodities exchange or otherwise), and (b) for which a fixed purchase price has been agreed upon by the purchaser thereof and the relevant Borrower.

          "Purchased Product" means barrels of petroleum product and therms of gas which any Borrower holds in inventory or which any Borrower has contracted to purchase (whether by purchase of a contract on a commodities exchange or otherwise) (and, which for the avoidance of doubt includes product in pipelines) and with respect to which (a) either (i) a fixed purchase price therefor has been agreed upon by the seller thereof and the relevant Borrower or (ii) the date (the so-called "Vessel Loading Date") on which the cargo has been loaded has occurred and (b) the delivery date therefor is scheduled to occur within 180 days after the date of calculation.

          "Real Estate" means all real property at any time owned or leased (as lessee or sublessee) by any of the Loan Parties.

          "Reference Period" means, as of any date of determination, the period of four (4) consecutive fiscal quarters of the Loan Parties ending on such date, or if such date is not a fiscal quarter end date, the period of four (4) consecutive fiscal quarters most recently ended (in each case treated as a single accounting period).

          "Register" has the meaning specified in Section 10.6(c).

          "Registered Public Accounting Firm" has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

          "Related Contracts" means, collectively, all leases and all thru-put and other similar agreements pertaining to any Mortgaged Property.

          "Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

          "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

          "Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

          "Required Lenders" means, as of any date of determination, Lenders having at least sixty five percent (65%) of the Total Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.2, Lenders holding in the aggregate at least sixty five percent (65%) of the Total Outstandings (with the aggregate amount of each Lender's risk participation and funded participation in L/C Obligations being deemed "held" by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

          "Responsible Officer" means the chief executive officer, chief operating officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

          "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to a Loan Party's stockholders, partners or members (or the equivalent Person thereof).

          "Revolver Commitment" means, as to each Lender, its obligation to make Revolver Loans to the Borrower pursuant to Section 2(c), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

          "Revolver Loans" has the meaning set forth in Section 2(c) hereof.

          "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

          "Sarbanes-Oxley" means the Sarbanes-Oxley Act of 2002.

          "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

          "Seasonal Overline Period" means the nine consecutive calendar month period of September 1 through June 30 of each calendar year.

          "Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

          "Security Agreement" means that certain Security Agreement dated as of the Closing Date among the Loan Parties and the Administrative Agent and in form and substance satisfactory to the Lenders and the Administrative Agent.

          "Security Documents" means, collectively, the Security Agreement, the Mortgages, the Guarantee and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, required to be executed or delivered pursuant to any Security Document.

          "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of a Loan Party.

          "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

          "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

          "Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

          "Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

          "Threshold Amount" means $2,000,000.

          "Title Insurance Company" means Fidelity National Title Insurance Company of New York, or such other title insurance company acceptable to the Administrative Agent.

          "Title Policy" means, in relation to each Mortgaged Property, an ALTA standard form title insurance policy issued by the Title Insurance Company (with such reinsurance or co-insurance as the Lenders may require, any such reinsurance to be with direct access endorsements) in such amount as may be determined by the Lenders insuring the priority of the Mortgages and the Mortgaged Property and that the applicable Loan Party holds marketable fee simple title to the Mortgaged Property, subject only to the encumbrances permitted by such Mortgages and which shall not contain exceptions for mechanics liens, persons in occupancy or matters which would be shown by a survey (except as may be permitted by each such Mortgage), shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Administrative Agent in its sole discretion, and shall contain such endorsements and affirmative insurance as the Agent in its discretion may require, including but not limited to (a) comprehensive endorsement, (b) variable rate of interest endorsement and (c) usury endorsement.

          "Total Acquisition Commitment" means the sum of the Acquisition Commitments of the Lenders to make Acquisition Loans to the Borrowers.

          "Total Acquisition Outstandings" means the aggregate Outstanding Amount of all Acquisitions Loans.

          "Total Commitments" means, collectively, the Total WC Revolver Commitment, the Total Acquisition Commitment and the Total Revolver Commitment.

          "Total Outstandings" means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

          "Total Revolver Commitment" means the sum of the Revolver Commitments of the Lenders to make Revolver Loans to the Borrowers.

          "Total Revolver Outstandings" means the aggregate Outstanding Amount of all Revolver Loans.

          "Total WC Revolver Commitment" means the sum of the WC Revolver Commitments of the Lenders to make WC Revolver Loans to the Borrowers and to purchase participations in L/C Obligations, as in effect from time to time.

          "Total WC Revolver Outstandings" means the aggregate Outstanding Amount of all WC Revolver Loans and all L/C Obligations.

          "Type" means, with respect to a Loan, its character as a Base Rate Loan, Cost of Funds Rate Loan or a Eurodollar Rate Loan.

          "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          "United States" and "U.S." mean the United States of America.

          "Unrealized Losses on Forward Contract Positions" means, as of any date of determination, the aggregate amount by which (a) the aggregate fair market value determined on a Marked-To-Market Basis (net of storage and transportation costs) on such date of Petroleum Product exceeds (b) the amount which the Borrowers' customers have contractually agreed to pay to such Borrower in consideration of future deliveries of such Petroleum Product.

          "Unrealized Profits on Forward Contract Positions" means, as of any date of determination, the aggregate amount by which (a) the amount which the Borrowers' customers have contractually agreed to pay to such Borrower in consideration of future deliveries of Petroleum Product pursuant to transactions which are scheduled to be consummated by not later than the period ending nine (9) months after such date of determination, exceeds (b) the aggregate fair market value determined on a Marked-to-Market Basis (net of storage and transportation costs) on such date of such Petroleum Product.

          "Unreimbursed Amount" has the meaning specified in Section 2.3(c)(i).

          "WC Revolver Commitment" means, as to each Lender, its obligation to (a) make WC Revolver Loans to the Borrower pursuant to Section 2(a), and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

          "WC Revolver Loans" has the meaning specified in Section 2(a).

        1.2    Other Interpretive Provisions.    With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

          (a)   The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise,

  (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          (b)   In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

          (c)   Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

        1.3    Accounting Terms.    (a) Generally.    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

        (b)    Changes in GAAP.    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

        1.4    Rounding.    Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

        1.5    Times of Day.    Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

        1.6    Letter of Credit Amounts.    Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

        2.1    Commitments for Loans.

        (a)    Working Capital Revolver.

          (i)  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a "WC Revolver Loan") to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's WC Revolver Commitment; provided, however, that after giving effect to any Borrowing of a WC Revolver Loan, (i) the Total WC Revolver Outstandings shall not exceed the lesser of (1) the Total WC Revolver Commitment as in effect on such date and (2) the Borrowing Base at such time, and (ii) the aggregate Outstanding Amount of the WC Revolver Loans of any Lender, plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender's WC Revolver Commitment. Within the limits of each Lender's WC Revolver Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2(a), prepay under Section 2.4, and reborrow under this Section 2(a). WC Revolver Loans may be Base Rate Loans, Cost of Funds Rate Loans or Eurodollar Rate Loans, as further provided herein.

         (ii)  At any time during a Seasonal Overline Period, upon one (1) Business Days prior written notice to the Administrative Agent and the Lenders, and so long as no Default or Event of Default has occurred and is continuing or would exist as a result thereof, the Borrowers may increase the Total WC Revolver Commitment by an amount equal to $50,000,000 (such amount being hereinafter referred to as the "Facility Increase Amount"), provided that the Total WC Revolver Commitment shall at no time exceed the Initial Total WC Revolver Commitment as in effect immediately prior to such increase plus $50,000,000, and, provided further, that the Borrowers shall only be permitted to increase the Total WC Revolver Commitment pursuant to this Section 2(a)(ii) once during such Seasonal Overline Period. The increase in the Total WC Revolver Commitment shall become effective upon (a) receipt by the Administrative Agent and the Lenders of the notice as described in the first sentence of this Section 2(a)(ii); (b) evidence satisfactory to the Administrative Agent of pro forma compliance with the financial covenants contained in Section 7.18 hereof both before and after giving effect to the increase; and (c) receipt by the Administrative Agent for the pro rata accounts of the Lenders of the fee set forth in Section 2.8 hereof at the time required by Section 2.8 (such effective date being hereinafter referred to as a "Facility Increase Date"). On such Facility Increase Date, the WC Revolver Commitment of each Lender shall be increased on a pro rata basis based on each such Lender's Commitment Percentage of the Total WC Revolver Commitment as in effect after giving effect to the Facility Increase Amount. In addition, on the Facility Increase Date, Schedule 2.1 attached hereto shall be modified to reflect the increase in each Bank's WC Revolver Commitment and the Total WC Revolver Commitment contemplated by this Section 2(a)(ii). Subject to the terms and conditions set forth in this Agreement, each of the Lenders severally agrees that on the Facility Increase Date, its WC Revolver Commitment shall be automatically increased as set forth in this Section 2(a)(ii). To the extent the Borrowers have not reduced the Total WC Revolver Commitment by $50,000,000 at the expiration of the Seasonal Overline Period, then, on such expiration date, the Total WC Revolver Commitment shall automatically be reduced by $50,000,000, and the Borrowers' jointly and severally agree to pay to the Administrative Agent, for the pro rata accounts of the Lenders, the amount of any

WC Revolver Loans which are in excess of the Total WC Revolver Commitment as in effect after giving effect to such reduction. In addition, the parties hereto hereby agree that at any time in which the Total WC Revolver Commitment has been increased pursuant to this Section 2(a)(ii), the Borrowers shall have the right at any time and from time to time during the applicable Seasonal Overline Period, upon one (1) Business Days' prior written notice to the Administrative Agent to reduce the Total WC Revolver Commitment by an amount equal to the Facility Increase Amount (the effective date of such decrease shall be hereinafter referred to as a "Facility Decrease Date"), whereupon the Total WC Revolver Commitment shall be reduced by such amount (and the WC Revolver Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages by such amount). The Borrowers shall only have the right to reduce the Total WC Revolver Commitment pursuant to this Section 2(a)(ii) once during any Seasonal Overline Period. Promptly after receiving any notice of the Borrowers delivered pursuant to this Section 2(a)(ii), the Administrative Agent will notify the Lenders of the substance thereof. On the Facility Decrease Date, the Borrowers shall jointly and severally pay to the Administrative Agent for the respective accounts of the Lenders the full amount of any facility fee then accrued on the amount of the reduction and Schedule 1 attached hereto shall be modified to reflect the decrease in each Lenders WC Revolver Commitment and the Total WC Revolver Commitment contemplated by this Section 2(a)(ii).

        (b)    Acquisition Facility.    Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, an "Acquisition Loan") to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Acquisition Commitment; provided, however, that after giving effect to any Borrowing of an Acquisition Loan, (i) the Total Acquisition Outstandings shall not exceed the Total Acquisition Commitment as in effect on such date, and (ii) the aggregate Outstanding Amount of the Acquisition Loans of any Lender shall not exceed such Lender's Acquisition Commitment. Within the limits of each Lender's Acquisition Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2(b), prepay under Section 2.4, and reborrow under this Section 2(b). Acquisition Loans may be Base Rate Loans, Cost of Funds Rate Loans or Eurodollar Rate Loans, as further provided herein. Acquisition Loans shall only be requested by the Borrowers, and the proceeds thereof shall only be used by the Borrowers, to fund all or any portion of a Permitted Acquisition.

        (c)    Revolving Credit Facility.    Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a "Revolver Loan") to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Revolver Commitment; provided, however, that after giving effect to any Borrowing of a Revolver Loan, (i) the Total Revolver Outstandings shall not exceed the Total Revolver Commitment as in effect on such date, and (ii) the aggregate Outstanding Amount of the Revolver Loans of any Lender shall not exceed such Lender's Revolver Commitment. Within the limits of each Lender's Revolver Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2(c), prepay under Section 2.4, and reborrow under this Section 2(c). Revolver Loans may be Base Rate Loans, Cost of Funds Rate Loans or Eurodollar Rate Loans, as further provided herein. Notwithstanding anything to the contrary contained herein, in each calendar year, the Outstanding Amount of all Revolver Loans shall not exceed $0 for a period of thirty (30) consecutive calendar days.

        2.2    Borrowings, Conversions and Continuations of Loans.

        (a)   Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans and Cost of Funds Rate Loans shall be made upon the Borrowers' irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to a Base Rate Loan or a Cost of Funds Rate Loan, and (ii) on the requested date of any Borrowing of Base Rate Loans or Cost of Funds Rate Loans. Each telephonic notice by the Borrowers pursuant to this Section 2.2(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed for the type of Loan being requested and signed by a Responsible Officer of the Borrowers. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.3(c), each Borrowing of or conversion to a Cost of Funds Rate Loans or Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a WC Revolver Loan, an Acquisition Loan or a Revolver Loan; (ii) whether the Borrowers are requesting a Borrowing, a conversion of a particular Loan from one Type to the other, or a continuation of Eurodollar Rate Loans or Cost of Funds Rate Loans, as the case may be, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrowers fail to specify a Type of Loan in a Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans or Cost of Funds Rate Loans, as the case may be. If the Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

        (b)   Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its applicable Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is the initial Credit Extension, Section 4.1), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

        (c)   Except as otherwise provided herein, a Eurodollar Rate Loan and a Cost of Funds Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan or Cost of Funds Rate Loan, as applicable. During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans or Cost of Funds Rate Loans without the consent of the Required Lenders.

        (d)   The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans or Cost of Funds Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

        (e)   After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than     Interest Periods in effect with respect to Loans.

        (f)    The Borrowing Base shall be determined weekly (or at such other interval as may be specified pursuant to Section 6.2(g)) by the Administrative Agent by reference to the Borrowing Base Report.

        2.3    Letters of Credit.

        (a)    The Letter of Credit Commitment.

          (i)  Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.3, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total WC Revolver Outstandings shall not exceed the lesser of (i) the Total WC Revolver Commitments as in effect at such time and (ii) the Borrowing Base at such time, and (y) the aggregate Outstanding Amount of the WC Revolver Loans of any Lender, plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender's WC Revolver Commitment. In addition, the aggregate face amount of all standby Letters of Credit issued to secure bonding and performance obligations of the Borrowers shall not exceed at any time outstanding $10,000,000. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers' ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

         (ii)  The L/C Issuer shall not issue any Letter of Credit, if:

          (A)  the request for such issuance, extension or renewal of any Letter of Credit is later than nine (9) Business Days prior to the Maturity Date;

          (B)  any Borrower requests a Letter of Credit be issued for any other purpose than to support purchases of Petroleum Products or to secure bonding and performance obligations;

          (C)  any Borrower requests a standby Letter of Credit which is to be used to support inventory purchases with an expiry date longer than 180 days from the date of issuance;

          (D)  any Borrower requests a standby Letter of Credit which is to be used to secure bonding and performance obligations with an expiry date longer than 364 days;

          (E)  any Borrower requests a documentary Letter of Credit be issued with an expiry date which is later than the Maturity Date or which has a term longer than ninety (90) days;

          (F)  subject to Section 2.3(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

          (G)  the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date or unless the Borrowers have provided to the LC Issuer cash collateral for the maximum drawing amount of such Letter of Credit prior to the Maturity Date.

        (iii)  The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

          (A)  any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

          (B)  the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

          (C)  except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a documentary Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

          (D)  such Letter of Credit is to be denominated in a currency other than Dollars; or

          (E)  a default of any Lender's obligations to fund under Section 2.3(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer's risk with respect to such Lender.

        (iv)  The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

         (v)  The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

        (vi)  The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

        (b)    Procedures for Issuance and Amendment of Letters of Credit.

          (i)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrowers. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least one Business Day (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrowers shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

         (ii)  Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Applicable Percentage times the amount of such Letter of Credit.

        (iii)  If a Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an "Auto-Extension Letter of Credit"); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Non-Extension Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrowers shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or

(iii) of Section 2.3(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

        (iv)  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

        (c)    Drawings and Reimbursements; Funding of Participations.

          (i)  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrowers and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an "Honor Date"), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Lender's Applicable Percentage thereof. In such event, the Borrowers shall be deemed to have requested a Borrowing of a WC Revolver Loan which is a Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total WC Revolver Commitments and the conditions set forth in Section 4.2 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.3(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

         (ii)  Each Lender shall upon any notice pursuant to Section 2.3(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent's Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.3(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan (which is a WC Revolver Loan) to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

        (iii)  With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans (which are WC Revolver Loans) because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.3(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.3.

        (iv)  Until each Lender funds its WC Revolver Loan or L/C Advance pursuant to this Section 2.3(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

         (v)  Each Lender's obligation to make WC Revolver Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make WC Revolver Loans pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 4.2 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

        (vi)  If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

        (d)    Repayment of Participations.

          (i)  At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with Section 2.3(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

         (ii)  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.3(c)(i) is required to be returned under any of the circumstances described in Section 10.5 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

        (e)    Obligations Absolute.    The joint and several obligations of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

            (i)  any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

           (ii)  the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the

  L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

          (iii)  any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

          (iv)  any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

           (v)  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers' instructions or other irregularity, the Borrowers will immediately notify the L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

        (f)    Role of L/C Issuer.    Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers' pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.3(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

        (g)    Cash Collateral.    Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.4 and 8.2(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.3, Section 2.4 and Section 8.2(c), "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

        (h)    Applicability of ISP and UCP.    Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

        (i)    Letter of Credit Fees.    The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the "Letter of Credit Fee") for each Letter of Credit equal to the greater of (i) one percent (1%) per annum times the daily amount available to be drawn under such Letter of Credit and (ii) $400. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6. Letter of Credit Fees shall be (i) computed on a monthly basis in arrears and (ii) due and payable on the first Business Day after the end of each calendar month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

        (j)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.    The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each Letter of Credit, at the rate specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a monthly basis in arrears, and (ii) with respect to any amendment of a Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrowers and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment. Such fronting fee shall be due and payable on the first Business Day after the end of each calendar month in respect of the most recently-ended monthly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6. In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

        (k)    Conflict with Issuer Documents.    In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

        2.4    Prepayments.

        (a)   The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans or Cost of Funds Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans or Cost of Funds Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Type(s) of Loans to be prepaid and whether such Loan being prepaid is a WC Revolver Loan, an Acquisition Loan or a Revolver Loan. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's Applicable Percentage of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.5. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

        (b)   If for any reason (i) the Total WC Revolver Outstandings at any time exceed the lesser of (1) the Total WC Revolver Commitments then in effect and (2) the Borrowing Base at such time, the Borrowers shall immediately prepay WC Revolver Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.4(b) unless after the prepayment in full of the WC Revolver Loans the Total WC Revolver Outstandings exceed the Total WC Revolver Commitments then in effect; (ii) the Total Acquisition Outstandings at any time exceed the Total Acquisition Commitments then in effect the Borrowers shall immediately prepay Acquisition Loans in an aggregate amount equal to such excess; and (iii) the Total Revolver Outstandings at any time exceed the Total Revolver Commitments then in effect the Borrowers shall immediately prepay Revolver Loans in an aggregate amount equal to such excess.

        2.5    Termination or Reduction of Commitments.    The Borrowers may, upon notice to the Administrative Agent, terminate the Total WC Revolver Commitments, the Total Revolver Commitments and/or the Total Acquisition Commitments, as the case may be, or from time to time permanently reduce the Total WC Revolver Commitments, the Total Revolver Commitments and/or the Total Acquisition Commitments, as the case may be; provided that (i) any such notice (which shall specify which Commitment is being reduced and/or terminated) shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction (1) of the Total WC Revolver Commitment shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof; (2) of the Total Revolver Commitment shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (3) the Total Acquisition Commitment shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof; and (iii) the Borrowers shall not terminate or reduce the Total WC Revolver Commitments, the Total Revolver Commitments and/or the Total Acquisition Commitments, as the case may be, if, after giving effect thereto and to any concurrent prepayments hereunder, the Total WC Revolver Outstandings, Total Revolver Outstandings or Total Acquisition Outstandings, as the case may be, would exceed the Total WC Revolver Commitment, the Total Revolver Commitment or the Total Acquisition Commitment, as applicable. The Administrative

Agent will promptly notify the Lenders of any such notice of termination or reduction of the Total WC Revolver Commitments, the Total Revolver Commitments and/or the Total Acquisition Commitments, as the case may be. Any reduction of the Total WC Revolver Commitments, the Total Revolver Commitments and/or the Total Acquisition Commitments, as the case may be, shall be applied to the applicable WC Revolver Commitment, the Acquisition Commitment and the Revolver Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Total WC Revolver Commitments, the Total Revolver Commitments and/or the Total Acquisition Commitments, as the case may be, shall be paid on the effective date of such termination.

        2.6    Repayment of Loans.

        (a)   The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

        2.7    Interest.

        (a)    WC Revolver Loans.    Subject to the provisions of subsection (d) below, (i) each WC Revolver Loan which is a Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus one percent (1%); (ii) each WC Revolver Loan which is a Cost of Funds Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Cost of Funds Rate for such Interest Period plus one percent (1%); and (iii) each WC Revolver Loan which is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.

        (b)    Acquisition Loans.    Subject to the provisions of subsection (d) below, (i) each Acquisition Loan which is a Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus one and three quarters of one percent (1 3/4%); (ii) each Acquisition Loan which is a Cost of Funds Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Cost of Funds Rate for such Interest Period plus one and three quarters of one percent (1 3/4%); and (iii) each Acquisition Loan which is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.

        (c)    Revolver Loans.    Subject to the provisions of subsection (d) below, (i) each Revolver Loan which is a Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus one and one half of one percent (1 1/2%); (ii) each Revolver Loan which is a Cost of Funds Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Cost of Funds Rate for such Interest Period plus one and one half of one percent (1 1/2%); and (iii) each Revolver Loan which is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.

        (d)   (i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

         (ii)  If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

        (iii)  Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

        (iv)  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

        (e)   Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

        2.8    Fees.    In addition to certain fees described in subsections (i) and (j) of Section 2.3:

        (a)    Commitment Fee.    The Borrowers jointly and severally shall pay to the Administrative Agent (i) in connection with the WC Revolver Loans, for the account of each Lender in accordance with its Applicable Percentage of the Total WC Revolver Commitment, a commitment fee equal to twenty five (25) basis points per annum on the average amount during each calendar month or portion thereof from the Closing Date to the Maturity Date by which the Total WC Revolver Commitment as in effect on such date minus the Outstanding Amount of L/C Obligations exceeds the Total WC Revolver Outstandings during such calendar month; (ii) in connection with the Acquisition Loans, for the account of each Lender in accordance with its Applicable Percentage of the Total Acquisition Commitment, a commitment fee equal to twenty five (25) basis points per annum on the average amount during each calendar month or portion thereof from the Closing Date to the Maturity Date by which the Total Acquisition Commitment as in effect on such date exceeds the Total Acquisition Outstandings during such calendar month; and (iii) in connection with the Revolver Loans, for the account of each Lender in accordance with its Application Percentage of the Total Revolver Commitment, a commitment fee equal to twenty five (25) basis points per annum on the average amount during each calendar month or portion thereof from the Closing Date to the Maturity Date by which the Total Revolver commitment as in effect on such date exceeds the Total Revolver Outstandings during such calendar month. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable monthly in arrears on the last Business Day of each calendar month, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.

        (b)    Facility Fee.    The Borrowers jointly and severally shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage of the Total WC Revolver Commitment, a facility fee equal to ten (10) basis points per annum on the average daily amount during each calendar month or portion thereof in each applicable Seasonal Overline Period, commencing October 1, 2005 to the Maturity Date by which the amount of $350,000,000 exceeds to the Total WC Revolver Commitment actually in effect during each such calendar month. The facility fee shall be payable monthly in arrears on the last day of each calendar month in the applicable Seasonal Overline Period for the calendar month then ending, with the first such payment to be made hereunder on October 31, 2005, and a final payment on June 30, 2009.

        (c)    Seasonal Overline Fee.    To the extent the Borrowers elect to increase the Total WC Revolver Commitment pursuant to Section 2.1(a)(ii) hereof during any Seasonal Overline Period, on each

Facility Increase Date, the Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage of the Total WC Revolver Commitment, an increase fee in the amount of $30,000.

        (d)    Amendment/Waiver Fee.    The Borrowers jointly and severally shall pay to the Administrative Agent for the respective accounts of the Lenders an administrative amendment and/or waiver fee, as the case may be, in an amount equal to (i) $1,000 for each Lender in the case of a requested amendment or waiver, as the case may be, which requires the consent of the Required Lenders and (ii) $5,000 for each Lender in the case of a requested amendment or waiver, as the case may be, which requires the consent of all of the Lenders; provided, however, that no such amendment and/or waiver fee shall be due and payable by the Borrowers if the sole purpose of such amendment and/or waiver is to effect an assignment pursuant to Section 10.6 hereof. The Borrowers agree that (i) each such amendment and/or waiver fee shall be required to be paid by the Borrowers whether or not such proposed amendment or waiver, as the case may be, ever becomes effective; (ii) such amendment and/or waiver fee is an administrative fee only, and does not preclude the Lenders from charging additional fees in connection with any amendment or waiver; and (iii) the obligation of the Borrowers to pay such fees does not in any manner constitute a commitment or obligation on the part of any Lender to enter into the proposed amendment and/or waiver giving rise to such fee. Each such amendment and/or waiver fee shall be due and payable by the Borrowers upon the earlier to occur of (i) the closing and effectiveness of each such amendment or waiver, as the case may be, and (ii) forty-five (45) days after the Borrowers request such amendment or waiver, as the case may be.

        (e)    Other Fees.    (i) The Borrowers jointly and severally shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

         (ii)  The Borrowers shall jointly and severally pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

        2.9    Computation of Interest and Fees.    All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America's "prime rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

        2.10    Evidence of Debt.

        (a)   The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the joint and several obligations of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) three Notes, the Notes being in the amount of such Lender's WC Revolver Commitment, Acquisition Commitment and Revolver Commitment, as the case may be, which shall evidence such Lender's Loans in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

        (b)   In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

        2.11    Payments Generally; Administrative Agent's Clawback.

        (a)    General.    All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

        (b)    (i)    Funding by Lenders; Presumption by Administrative Agent.    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans or Cost of Funds Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 (or, in the case of a Borrowing of Base Rate Loans or Cost of Funds Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

        (ii)    Payments by Borrower; Presumptions by Administrative Agent.    Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

        A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

        (c)    Failure to Satisfy Conditions Precedent.    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

        (d)    Obligations of Lenders Several.    The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.4(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.4(c).

        (e)    Funding Source.    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

        2.12    Sharing of Payments by Lenders.    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender's receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the applicable Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

            (i)  if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

           (ii)  the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

        Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

        3.1    Taxes.

        (a)    Payments Free of Taxes.    Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

        (b)    Payment of Other Taxes by the Borrowers.    Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

        (c)    Indemnification by the Borrowers.    The Borrowers shall jointly and severally indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

        (d)    Evidence of Payments.    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

        (e)    Status of Lenders.    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers are resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the

Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

        Without limiting the generality of the foregoing, in the event that the Borrowers are resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

            (i)  duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

           (ii)  duly completed copies of Internal Revenue Service Form W-8ECI,

          (iii)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

          (iv)  any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

        (f)    Treatment of Certain Refunds.    If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

        3.2    Illegality.    If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans or Cost of Funds Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans or Cost of Funds Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

        3.3    Inability to Determine Rates.    If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

        3.4    Increased Costs; Reserves on Eurodollar Rate Loans.

        (a)    Increased Costs Generally.    If any Change in Law shall:

            (i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.4(e)]) or the L/C Issuer;

           (ii)  subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.1 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

          (iii)  impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

        (b)    Capital Requirements.    If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender's or the L/C Issuer's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the L/C Issuer's capital or on the capital of such Lender's or the L/C Issuer's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the L/C Issuer's policies and the policies of such Lender's or the L/C Issuer's holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company for any such reduction suffered.

        (c)    Certificates for Reimbursement.    A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

        (d)    Delay in Requests.    Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender's or the L/C Issuer's right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

        (e)    Reserves on Eurodollar Rate Loans.    The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 10 days' prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

        3.5    Compensation for Losses.    Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

          (a)   any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

          (b)   any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

          (c)   any assignment of a Eurodollar Rate Loan or a Cost of Funds Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

        For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

        3.6    Mitigation Obligations; Replacement of Lenders.

        (a)    Designation of a Different Lending Office.    If any Lender requests compensation under Section 3.4, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or if any Lender gives a notice pursuant to Section 3.2, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.2, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby jointly and severally agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

        (b)    Replacement of Lenders.    If any Lender requests compensation under Section 3.4, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, the Borrowers may replace such Lender in accordance with Section 10.13.

        3.7    Survival.    All of the Borrowers' obligations under this Article III shall survive termination of the Total Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

        4.1    Conditions of Initial Credit Extension.    The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

          (a)   The Administrative Agent's receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

              (i)  executed counterparts of this Agreement and the other Loan Documents, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

             (ii)  the Notes, executed by the Borrowers in favor of each Lender requesting a Note;

            (iii)  such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

            (iv)  such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

             (v)  a favorable opinion of Edward J. Faneuil, Esq., counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

            (vi)  a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

           (vii)  a certificate signed by a Responsible Officer of the Borrowers certifying (A) that the conditions specified in Sections 4.2(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

          (viii)  evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

            (ix)  evidence that each of the Existing Credit Agreement and the GPC Credit Agreement (as such term is defined in the Existing Credit Agreement) have been or concurrently with the Closing Date are being terminated and all Liens securing obligations under the Existing Credit Agreement and the GPC Credit Agreement have been or concurrently with the Closing Date are being released;

             (x)  a fully executed Perfection Certificate from each Loan Party and the results of Uniform Commercial Code searches with respect to the Collateral, indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory the Administrative Agent;

            (xi)  the most recent Accounts Receivable aging report of the Borrowers dated as of a date which shall be no more than fifteen (15) days prior to the Closing Date and the Borrowers shall have notified the Administrative Agent in writing on the Closing Date of any material deviation from the Accounts Receivable values reflected in such Accounts Receivable aging report and shall have provided the Administrative Agent with such supplementary documentation as the Administrative Agent may reasonably request; and

           (xii)  such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer or the Required Lenders reasonably may require.

          (b)   Any fees required to be paid on or before the Closing Date shall have been paid.

          (c)   Unless waived by the Administrative Agent, the Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

          (d)   The Security Documents shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and lien upon the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected. The Administrative Agent shall have received evidence thereof in form and substance satisfactory to the Administrative Agent.

          (e)   The Administrative Agent and each of the Lenders shall have received from the Borrowers the initial Borrowing Base Report and marked-to-market inventory report each as at                        .

          (f)    Evidence satisfactory to the Administrative Agent and each of the Lenders that MLP has consummated the initial public offering of its limited partnership units and has received gross cash proceeds in connection therewith of not less than $90,000,000.

          (g)   Evidence satisfactory to the Administrative Agent and each of the Lenders of the corporate and capital structure of the Loan Parties.

          (h)   The Administrative Agent and each of the Lenders shall have received the result of a commercial financial examination of the Borrowers, such examination to have been completed not more than prior to the Closing Date, and the results thereof shall be satisfactory in all respects to the Administrative Agent and the Lenders.

        Without limiting the generality of the provisions of Section 9.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

        4.2    Conditions to all Credit Extensions.    The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans or Cost of Funds Rate Loans) is subject to the following conditions precedent:

          (a)   The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.2, the representations and warranties contained in subsections (a) and (b) of Section 5.5 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.1.

          (b)   No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

          (c)   The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

        Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans or Cost of Funds Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.2(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

          The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

          5.1    Existence, Qualification and Power; Compliance with Laws.    Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

          5.2    Authorization; No Contravention.    The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

          5.3    Governmental Authorization; Other Consents.    No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

          5.4    Binding Effect.    This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

          5.5    Financial Statements; No Material Adverse Effect; No Internal Control Event; Accuracy of Borrowing Base Report and Solvency.

          (a)   The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower (other than OLLC) and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrowers (other than OLLC) and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

          (b)   The unaudited combined balance sheets of the Borrowers (other than OLLC) and their Subsidiaries dated [June 30, 2005], and the related combined statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower (other than OLLC) and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.5 sets forth all material indebtedness and other liabilities, direct or contingent, of (a) the Borrowers (other than OLLC) and their Subsidiaries as of the date of such financial statements; and (b) MLP, GP and OLLC as of the Closing Date, including liabilities for taxes, material commitments and Indebtedness.

          (c)   Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

          (d)   Since the date of the Audited Financial Statements, no Internal Control Event has occurred. Since the date of the Audited Financial Statements, none of the Loan Parties has made any Restricted Payment, except Restricted Payments permitted by Section 7.7 hereof.

          (e)   There has been delivered to the Administrative Agent and each of the Lenders a complete and accurate Borrowing Base Report as at                        , with an accompanying true and complete marked-to-market inventory report.

          (f)    The Loan Parties, on a combined and combining basis, both before and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents (a) are solvent; (b) the fair value of the property of such Person exceeds its total liabilities (including contingent liabilities but without duplication of any underlying liability related thereto); (c) the present fair saleable value on a going concern basis of the assets of such Person is not less than the amount required to pay its probable liabilities on its debts as they become absolute and mature; (d) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature; and (e) is not engaged, and is not about to engage, in business or a transaction for which is property would constitute unreasonably small capital.

          5.6    Litigation.    There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

          5.7    No Default.    Neither any Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

          5.8    Ownership of Property; Liens.    Each Loan Party and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.

          5.9    Environmental Compliance.    Each Loan Party and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties (including Real Estate), and as a result thereof each Loan Party has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          5.10    Insurance.    The properties each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of a Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or the applicable Subsidiary operates.

          5.11    Taxes.    Each Loan Party and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

          5.12    ERISA Compliance.

          (a)   Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

          (b)   There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (c)   (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither a Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither a Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a

  Multiemployer Plan; and (v) neither a Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

          5.13    Subsidiaries; Equity Interests.    Part (a) of Schedule 5.13 sets forth each Subsidiary of each Loan Party. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens other than Liens granted to the Administrative Agent for the benefit of the Administrative Agent and the Lenders under the Loan Documents. The Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13. All of the outstanding Equity Interests in each Loan Party have been validly issued, are fully paid and nonassessable and, as to each Loan Party other than MLP are owned by the Persons and in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens other than Liens granted to the Administrative Agent for the benefit of the Administrative Agent and the Lenders under the Loan Documents.

          5.14    Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

          (a)   No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

          (b)   None of the Loan Parties, any Person Controlling a Loan Party, or any Subsidiary (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

          5.15    Disclosure.    The Loan Parties have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

          5.16    Compliance with Laws.    Each Loan Party and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          5.17    Intellectual Property; Licenses, Etc.    Each Loan Party and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          5.18    Absence of Financing Statements, Etc.    Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of any of the Loan Parties or any rights relating thereto.

          5.19    Perfection of Security Interest.    All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Administrative Agent's security interest in the Collateral. The Collateral and the Administrative Agent's rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. The Loan Parties are the owners of the Collateral free from any Lien and any other claim or demand, except for Permitted Liens.

          5.20    Certain Transactions.    None of the officers, directors or employees of any Loan Party is presently a party to any transaction with such Loan Party or any other Loan Party (other than for services as employees, officers and directors and redemption agreements, and loans to owners, officers and employees to the extent permitted by Section 6    ), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of any Loan Party, any corporation, partnership, trust or other entity (other than for services as employees, officers and directors and redemption agreements and loans to owners, officers and employees, in each case in the ordinary course of business consistent with past practices) in which any officer, director or any such employee has a substantial interest or is an officer, director, trustee or partner.

          5.21    Bank Accounts.    Schedule 5.21 sets forth the account numbers and locations of all bank accounts of each of the Loan Parties.

ARTICLE VI
AFFIRMATIVE COVENANTS

        So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.1, 6.2, and 6.3) cause each Subsidiary to:

          6.1    Financial Statements.    Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

            (a)   as soon as available, but in any event within 90 days after the end of each fiscal year of each Loan Party, a combined balance sheet of the Loan Parties and their Subsidiaries as at the end of such fiscal year, and the related combined statements of income or operations, shareholders' or members' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) if required by law, an attestation report of such Registered Public Accounting Firm as to the Borrower's internal controls pursuant to Section 404 of Sarbanes-Oxley expressing a conclusion to which the Required Lenders do not object;

            (b)   as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Loan Parties, a combined balance sheet of the Loan Parties and their Subsidiaries as at the end of such fiscal quarter, and the related combined statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of each such Loan Party's fiscal year then ended, each calculated on a FIFO basis and setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Loan Parties as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of each Loan Party and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

            (c)   as soon as practicable, but in any event within forty-five days after the end of each month of the Loan Parties, unaudited monthly combined financial reports of the Loan Parties and their Subsidiaries for such month and the portion of the fiscal year then ended (including balance sheet and income reports), each calculated on a FIFO basis and prepared in accordance with GAAP, together with a certification by a Responsible Officer that the information contained in such financial reports fairly presents the combined financial condition of the Loan Parties on the date thereof (subject to year-end adjustments);

          As to any information contained in materials furnished pursuant to Section 6.2(d), the Loan parties shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Loan Parties to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

          6.2    Certificates; Other Information.    Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

            (a)   concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

            (b)   concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Loan Parties;

            (c)   promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Loan Parties by independent accountants in connection with the accounts or books of each Loan Party or any Subsidiary, or any audit of any of them;

            (d)   promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent to the equity holders of MLP or GP, and copies of all annual, regular, periodic and special reports and registration statements which MLP or GP may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

            (e)   promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.1 or any other clause of this Section 6.02;

            (f)    promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

            (g)   no later than (i) the last Business Day of each of the first three weeks of each calendar month (or such earlier time as the Administrative Agent may reasonably request) a complete and accurate Borrowing Base Report setting forth the Borrowing Base as at the close of business on the last Business Day of the preceding week (or other date so requested by the Administrative Agent), and (ii) the last Business Day of each month (or at such earlier time as the Administrative Agent may reasonably request), a complete and accurate Borrowing Base Report as of the close of business on the last Business Day of such month (or other date so requested by the Administrative Agent), in each case including a marked-to-market inventory report and a summary report setting forth in appropriate detail the Borrowers' computations of its Open Position as of the date of each Borrowing Base Report by both product and market; provided, however, for purposes of determining the available amount of WC Revolving Loans the Borrowers are permitted to borrow and Letters of Credit the Borrowers are permitted to request pursuant to the Agreement, the Borrowers shall be permitted at any time to deliver to the Administrative Agent and the Lenders a more recent complete and accurate Borrowing Base Report than is required to be delivered as described above, such Borrowing Base Report setting forth the Borrowing Base as at the close of business of the Business Day such Borrowing Base Report is dated, which Borrowing Base Report shall include a marked-to-market inventory report and a summary report setting forth in appropriate detail the Borrowers' computations of its Open Position as of the date of each Borrowing Base Report by both product and market;

            (h)   as soon as practicable, but in any event within fifteen (15) Business Days after the end of each month, an Accounts Receivable aging summary;

            (i)    as soon as practicable, but in any event within forty five (45) days of the end of each fiscal quarter, a report of gross margins and volumes by product for such fiscal quarter;

            (j)    as soon as practicable, but in any event within thirty (30) days after the first day of each fiscal year of                        , the annual budget and operating projections for such fiscal year, including without limitation gross margins and volumes by product; and

            (k)   promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

          Documents required to be delivered pursuant to Section 6.1(a)or (b) or Section 6.2(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the applicable Loan Party posts such documents, or provides a link thereto on such Loan Party's website on the Internet at the website address listed on Schedule 10.2; or (ii) on which such documents are posted on the applicable Loan Party's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Loan Parties shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Loan Parties to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Loan Parties shall be required to provide paper copies of the Compliance Certificates required by Section 6.2(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

          The Loan Parties hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a "Public Lender"). Each Loan Party hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Loan Parties shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Loan Parties or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor;" and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor."

          6.3    Notices.    Promptly notify the Administrative Agent and each Lender:

            (a)   of the occurrence of any Default;

            (b)   of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

            (c)   of the occurrence of any ERISA Event;

            (d)   of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary;

            (e)   of the occurrence of any Internal Control Event;

            (f)    of (i) any material violation of any Environmental Law that such Loan Party reports in writing or is reportable by such Loan Party in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency an d (ii) upon becoming aware thereof, of any material inquiry, proceeding, investigation or any other action pertaining to any Environmental Law, including a notice from any agency of potential environmental liability, or any federal, state or local environmental agency or board, that has the potential to have a Material Adverse Effect; and

            (g)   of any material setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses to which any of the Collateral, or the Administrative Agent's rights with respect to the Collateral, are subject.

          Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Loan Parties setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

          6.4    Payment of Obligations.    Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by each Loan Party or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, provided that such Loan Party will pay all such taxes, assessments, charge and levies upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

          6.5    Preservation of Existence, Etc.    (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.4 or 7.5; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

          6.6    Maintenance of Properties.    (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

          6.7    Maintenance of Insurance.    Maintain with financially sound and reputable insurance companies not Affiliates of any Loan Party, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days' prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

          6.8    Compliance with Laws; Governing Documents.    Comply (a) with the provisions of its charter documents and by-laws or other organizational documents; (b) with all agreements and instruments to which it or any of its properties may be bound and (c) in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

          6.9    Books and Records.    Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be, and at all times engage Ernst & Young or other independent certified public accounts satisfactory to the Administrative Agent as the independent certified public accountants of the Loan Parties and not permit more than thirty (30) days to elapse between the cessation of such firm's (or any successor firm's) engagement as the independent certified public accountants of the Loan Parties and the appointment in such capacity of a successor firm as shall be satisfactory to the Administrative Agent.

          6.10    Inspection Rights.    Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Loan Parties; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time and without advance notice. In addition, the Loan Parties shall permit the Administrative Agent, the Lenders or any of their respective employees or agents to conduct commercial finance examinations once per year (or more frequently if a Default or Event of Default has occurred and is continuing) and from time to time upon request of the Administrative Agent or any Lender, all at the Loan Parties' expense.

          6.11    Use of Proceeds.    Use the proceeds of (a) WC Revolver Loans solely for working capital purposes and not in contravention of any Law or of any Loan Document; (b) the Acquisition Loans to finance all or any portion of Permitted Acquisitions and not in contravention of any Law or of any Loan Document; and (c) the Revolver Loans for general corporate purposes (including payment of Permitted Distributions) and not in contravention of any Law or of any Loan Document. The Borrowers will request Letters of Credit solely to support petroleum product purchases and to secure bonding and performance obligations.

          6.12    Bank Accounts.    Continue to maintain a wholesale lock box account, retail lock box account and depository lock box account with the Administrative Agent or another Lender (the "Lock Box Accounts") as well as an Operating Account with the Administrative Agent, and shall direct the Administrative Agent or any other Lender which has a Lock Box Account, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, to cause all funds held by the Administrative Agent or such Lender, as the case may be, in the Lock Box Accounts to be transferred automatically and on a daily basis to the Operating Account.

          6.13    Additional Guarantors.    Notify the Administrative Agent at the time that any Person becomes a Domestic Subsidiary, and promptly thereafter cause such Person to (a) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose and executing and delivering applicable Security Documents, and (b) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.1(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

ARTICLE VII
NEGATIVE COVENANTS

        So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall not, nor shall it permit any Subsidiary to, directly or indirectly:

          7.1    Liens.    Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or upon the income or profits therefrom, other than the following:

            (a)   Liens pursuant to any Loan Document;

            (b)   Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.3(b);

            (c)   Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

            (d)   carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

            (e)   pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

            (f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

            (g)   easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

            (h)   Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(h);

            (i)    Liens securing Indebtedness permitted under Section 7.3(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

            (j)    Liens in favor of the Administrative Agent or the LOI Agent (as defined in the definition of LOI Agreement) for the benefit of the LOI Agent and the LOI Banks (as defined in the definition of LOI Agreement) under the LOI Agreement; and

            (k)   Liens on the Mortgaged Property as and to the extent permitted by the Mortgages applicable thereto.

          In addition, no Loan Party will (a) enter into or permit to exist any arrangement or agreement (excluding the Agreement, the LOI Agreement and the other Loan Documents) which directly prohibits such Loan Party from creating, assuming or incurring any Lien upon its properties, revenues or assets whether now owned or hereafter acquired or (b) enter into any agreement, contract or arrangement (excluding the Agreement, the LOI Agreement and the other Loan Documents) restricting the ability of any Subsidiary of a Loan Party to pay or make dividends or distributions in cash or kind to such Loan Party, to make loans, advances or other payments of whatsoever nature to such Loan Party, or to make transfers or distributions of all or any part of its assets to such Loan Party, in each case other than (i) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted by Section 7.3(e), and (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by a Loan Party or such Subsidiary in the ordinary course of business.

          7.2    Investments.    Make any Investments, except:

            (a)   Investments held by a Loan Party or such Subsidiary in the form of marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by such Loan Party or Subsidiary;

            (b)   Investments held by a Loan Party or such Subsidiary in the form of demand deposits, certificates of deposit, bankers acceptances and time deposits of any Lender or any other United States bank having total assets in excess of $1,000,000,000 Dollars;

            (c)   Investments held by a Loan Party or such Subsidiary in the form of securities commonly known as "commercial paper" issued by (i) any Lender or any corporation controlling any Lender; (ii) any other corporation which is organized and existing under the laws of the United States of America or any state thereof, if at the time of purchase, such commercial paper has been rated and the ratings therefore are not less than "P-2" if rated by Moody's and not less than "A-2" if rated by S&P;

            (d)   Investments held by a Loan Party or such Subsidiary in the form of repurchase agreements secured by any one or more of the foregoing;

            (e)   advances to officers, directors and employees of a Loan Party to the extent permitted by Section 7.14 hereof;

            (f)    Investments of one Loan Party into another Loan Party, so long as each such Person remains a Loan Party hereunder;

            (g)   Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and

    Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

            (h)   Investment existing on the date hereof and set forth on Schedule 7.02 hereto, and Guarantees permitted by Section 7.3;

            (i)    Investments of a Loan Party in the form of short-term Investments in tax-exempt money market funds acceptable to the Administrative Agent; and

            (j)    Investments consisting of a Permitted Acquisition.

          7.3    Indebtedness.    Create, incur, assume or suffer to exist any Indebtedness, except:

            (a)   Indebtedness under the Loan Documents;

            (b)   Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

            (c)   Indebtedness of one Loan Party owing to another Loan Party, so long as both Persons are Loan Parties hereunder, and, in addition, Guarantees of a Loan Party in respect of Indebtedness otherwise permitted hereunder of another Loan Party;

            (d)   obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a "market view;" and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

            (e)   Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.1(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000; and

            (f)    Indebtedness to any of the LOI Banks or the LOI Agent (as such terms are defined in the definition of LOI Agreement) pursuant to the LOI Agreement.

          7.4    Fundamental Changes.    Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

            (a)   any Subsidiary may merge with (i) a Borrower, provided that such Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person; and

            (b)   any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to a Guarantor other than the GP or MLP.

          7.5    Dispositions.    Make any Disposition or enter into any agreement to make any Disposition, except:

            (a)   Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

            (b)   Dispositions of inventory in the ordinary course of business;

            (c)   Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property or (iii) the value of any equipment so disposed of pursuant to this Section 7.5(c)(i) does not exceed $100,000 per item of equipment and the aggregate value of all the equipment disposed of pursuant to this Section 7.5(c)(iii) does not exceed $2,000,000 over the life of this Agreement;

            (d)   Dispositions of property by any Subsidiary to a Borrower or to a Guarantor other than the GP or MLP;

            (e)   Dispositions permitted by Section 7.4.

          7.6    Acquisitions.    Become a party to any merger or consolidation or agree to or effect any asset acquisition or stock acquisition, except:

            (a)   Acquisition of assets in the ordinary course of business, consistent with past practices;

            (b)   Mergers and consolidations permitted by Section 7.4; and

            (c)   Acquisitions of the assets or stock of another Person (a "Permitted Acquisition"), so long as (i) no Default or Event of Default has occurred and is continuing or would exist as a result thereof; (ii) the Person to be acquired (or, in the case of an asset acquisition, the assets of such Person) are in the same or a substantially similar line of business as the Loan Party making such acquisition; (iii) the Loan Parties have provided the Administrative Agent with prior written notice of such acquisition, which notice shall include a reasonably detailed description of such Permitted Acquisition; (iv) the board of directors and (if required by applicable law) the shareholders, or the equivalent thereof. of each of the applicable Loan Party or Subsidiary making such acquisition and of the Person to be acquired has approved such merger, consolidation or acquisition; (v) in the event of a stock or other similar equity acquisition the Person so acquired shall become a wholly-owned Subsidiary of a Loan Party and shall comply with the terms and conditions set forth in Section 6.13; (vi) the business to be acquired would not subject the Administrative Agent or any Lender to regulatory or third party approvals in connection with the exercise of any of its rights and remedies under this Agreement or any other Loan Document; (vii) the aggregate amount of the purchase price for any single acquisition or series of related acquisitions which is payable in anything other than the equity interests of MLP (and such equity interests shall have no redemption or repurchase rights prior to a date which is one (1) year after the Maturity Date and shall not have the ability to convert into any form of Indebtedness) shall not exceed $25,000,000; and (viii) the aggregate amount of the purchase price for all acquisitions over any twelve consecutive calendar month period which is payable in anything other than the equity interests of MLP (and such equity interests shall have no redemption or repurchase rights prior to a date which is one (1) year after the Maturity Date and shall not have the ability to convert into any form of Indebtedness) shall not exceed $35,000,000.

          7.7    Restricted Payments.    Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or, other than MLP, issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

            (a)   each Subsidiary may make Restricted Payments to a Borrower that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

            (b)   a Loan Party may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

            (c)   the Borrowers shall be permitted to make Restricted Payments to the MLP to enable the MLP the Permitted Distribution, and the MLP shall be permitted to use the proceeds thereof to make Restricted Payments to its unitholders so long as such Restricted Payments constitute Permitted Distributions.

          7.8    Change in Nature of Business.    Engage in any material line of business substantially different from those lines of business conducted by any Loan Party and its Subsidiaries on the date hereof or any business substantially related or incidental thereto, provided, that nothing in this Section 7.7 shall prevent any Loan Party from discontinuing the operation of any of its properties if such discontinuance is, in the judgment of such Loan Party, desirable in the conduct of its or their business and that do not in the aggregate materially adversely affect the properties, assets, financial condition or business of the Loan Parties on a combined basis.

          7.9    Transactions with Affiliates.    Enter into any transaction of any kind with any Affiliate of a Loan Party, whether or not in the ordinary course of business, other than (a) the sale by Global on or about the Closing Date to Global Petroleum Corp. of certain notes receivable in an aggregate amount of approximately $6,000,000; (b) in connection with the shared services agreements set forth on Schedule 7.9 hereto; or (c) on fair and reasonable terms substantially as favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate.

          7.10    Burdensome Agreements.    Enter into any Contractual Obligation (other than this Agreement, the LOI Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to any Loan Party or to otherwise transfer property to a Loan Party, (ii) of any Subsidiary to Guarantee the Indebtedness of a Loan Party or (iii) of the a Loan Party to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.3(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

          7.11    Use of Proceeds.    Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock

  (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

          7.12    Compliance with Environmental Laws.    Conduct any activity in any manner or permit to exist any activity or condition that would result in any material violation not covered by insurance by any Loan Party or for which any Loan Party is liable, of any Environmental Law.

          7.13    Prohibited Commodity Transactions.    Purchase or sell any commodities futures contracts, provided, that (a) the Loan Parties may purchase and sell commodities futures contracts on national commodities exchanges for the sale or purchase of petroleum product in connection with hedging transactions entered into in the ordinary course of the business of any Loan Party that are (i) economically appropriate and consistent with such Loan Party's business; (ii) used to offset price risks incidental to such Loan Party's cash or spot transactions in petroleum product; and (iii) established and liquidated in accordance with sound commercial practices, and (b) the Loan Parties may maintain an aggregate Open Position (calculated by adding the Open Positions of the Loan Parties for each type of petroleum product and each market and any separate Open Positions determined pursuant to the last sentence of paragraph (y) of the definition of "Open Position") of 1,000,000 barrels of petroleum product at any one time.

          7.14    Loans to Owners, Officers and Employees.    Except as may be prohibited by law, make loans or advances to any of their respective owners, officers or employees without the prior written consent of the Administrative Agent and the Required Lenders, and in no event shall (a) the aggregate principal amount of all such loans at any time outstanding exceed $2,000,000 (excluding loans secured by the cash value of life insurance policies) or (b) any such loan have a term longer than 1 1/2 years; provided, that, subject to the restrictions contained in clauses (a) and (b) above, the Loan Parties may make loans to their respective directors and employees in amounts not to exceed $500,000 for any individual loan without the prior written consent of the Administrative Agent and the Required Lenders and, provided further that notwithstanding the provisions of this Section 7.13, the Loan Parties shall be permitted to make loans or advances to their respective directors and employees in addition to those permitted by this Section 7.13 in an aggregate amount not to exceed $250,000 and with an unlimited term, without the prior written consent of the Administrative Agent and the Lenders.

          7.15    Prepayment of Indebtedness.    Make any prepayments in respect of any Indebtedness, other than prepayments of the Obligations pursuant to the terms of this Agreement or the other Loan Documents and repayments and prepayments under the LOI Agreement.

          7.16    Bank Accounts.    Either (a) establish any bank account other than those listed on Schedule 5.21 without the Administrative Agent's prior written consent; (b) violate directly or indirectly any Lock Box Agreement or any control agreement in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders with respect to such account; (c) deposit into any of the payroll accounts listed on Schedule 5.21 any amounts in excess of amounts necessary to pay current payroll obligations from such accounts; (d) at any time allow any amount in excess of $150,000 to remain in any of the accounts listed on Schedule 5.21 as "petty cash" accounts; or (e) allow any collected funds (other than nominal amounts not in excess of $500 and after taking into account any checks which the Loan Parties may have written and mailed or otherwise tendered to the payee thereof) to remain in any account which is not with the Administrative Agent (other than those accounts listed on Schedule 5.21 as "petty cash" accounts unless the Administrative Agent or the Loan Parties have requested that the amounts in such accounts be transferred to the Lock Box Account or the Operating Account on a weekly or more frequent basis) at the close of business on the day each week (or other, more frequent period requested by the Administrative Agent or any Loan Party) on which amounts in such accounts are to be transferred to the Lock Box Account.

          7.17    Amendment of Thru Put.    Global will not amend, in any material respects, the terms and conditions et forth in the thru-put agreement between Global and Global Petroleum Corp. without the prior written consent of the Required Lenders[, which consent shall not be unreasonably withheld].

          7.18    Financial Covenants.

          (a)    Combined Working Capital.    Permit the Combined Working Capital to be less than (i) $25,000,000 at any time from the Closing Date through March 30, 2006; and (ii) $30,000,000 at any time thereafter.

          (b)    Minimum EBITDA.    Permit Combined EBITDA as at the end of any fiscal quarter to be less than $20,000,000 for the Reference Period ended on such quarter end date.

          (c)    Combined Interest Coverage Ratio.    Permit the Combined Interest Coverage Ratio as of the end of any fiscal quarter to be less than 2.75:1.00.

          (d)    Combined Leverage Ratio.    Permit the Combined Leverage Ratio as at the end of any fiscal quarter greater than 2.50:1.00.

          7.19    Capital Expenditures.    Make or become legally obligated to make any Capital Expenditure in any fiscal year that exceed, in the aggregate for all Loan Parties, $4,000,000 for such fiscal year, provided, however, that if, during any fiscal year the amount of Capital Expenditures permitted for that fiscal year up to a maximum aggregate amount of $4,000,000 is not so utilized, such unutilized amount may be utilized in the next succeeding fiscal year, but not in any subsequent fiscal year.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

        8.1    Events of Default.    Any of the following shall constitute an Event of Default:

        (a)    Non-Payment.    Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

        (b)    Specific Covenants.    Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.1, 6.2, 6.3, 6.5, 6.10, 6.11, 6.12 or 6.13 or ARTICLE VII, or any Guarantor fails to perform or observe any term, covenant or agreement contained in the Guaranty or any Loan Party fails to perform or observe any term, covenant or agreement contained in any Mortgage; or

        (c)    Other Defaults.    Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

        (d)    Representations and Warranties.    Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

        (e)    Cross-Default.    (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

        (f)    Insolvency Proceedings, Etc.    Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

        (g)    Inability to Pay Debts; Attachment.    (i) Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

        (h)    Judgments.    There is entered against any Loan Party or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

        (i)    ERISA.    (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

        (j)    Invalidity of Loan Documents.    Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

        (k)    Change of Control.    There occurs any Change of Control.

        8.2    Remedies Upon Event of Default.    If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

          (a)   declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

          (b)   declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

          (c)   require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

          (d)   exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

        8.3    Application of Funds.    After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.2), any amounts received on account of the Obligations (including, without limitation, amounts realized upon any of the Collateral) shall be applied by the Administrative Agent in the following order:

          First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

          Second, to all other Obligations, other than the Obligations arising under the Commodity Hedging Agreements, the Overdrafts or arising from an LOI, in such order or preference as the Required Lenders may determine; provided, however, that (i) distributions in respect of such Obligations shall be made pari passu among Obligations with respect to the Administrative Agent's fee and all other Obligations, (ii) distributions in respect of Obligations under Monetary Hedging Agreements shall be made pari passu with the other Obligations under this clause in respect of Loans and Letters of Credit (including, without limitation, principal, interest, fees, and L/C Obligations); and (iii) Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses, shall be made among the Lenders pro rata; and provided, further, that the Administrative Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

          Third, to all Obligations arising under the Commodity Hedging Agreement;

          Fourth, to all Obligations consisting of the Overdrafts on a pro rata basis;

          Fifth, to all Obligations arising pursuant to the LOI Agreement (including, but not limited to cash collateralize in full the face amount of any outstanding and unpaid LOI's); and

          Sixth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

          Seventh, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Administrative Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-608(a)(1)(C) of the Uniform Commercial Code of the Commonwealth of Massachusetts;

          Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

        Subject to Section 2.3(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX
ADMINISTRATIVE AGENT

        9.1    Appointment and Authority.    Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

        9.2    Rights as a Lender.    The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

        9.3    Exculpatory Provisions.    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

          (a)   shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

          (b)   shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

          (c)   shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

        The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Loan Party, a Lender or the L/C Issuer.

        The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

        9.4    Reliance by Administrative Agent.    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

        9.5    Delegation of Duties.    The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

        9.6    Resignation of Administrative Agent.    The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

        Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

        9.7    Non-Reliance on Administrative Agent and Other Lenders.    Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

        9.8    No Other Duties, Etc.    Anything herein to the contrary notwithstanding, none of the Bookrunners, or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

        9.9    Administrative Agent May File Proofs of Claim.    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

          (a)   to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.3(i)) and (j), 2.8 and 10.4) allowed in such judicial proceeding; and

          (b)   to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 10.4.

        Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

        9.10    Collateral and Guaranty Matters.    The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

          (a)   to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Total Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;

          (b)   to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.1(i); and

          (c)   to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

        Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

ARTICLE X
MISCELLANEOUS

        10.1    Amendments, Etc.    No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

          (a)   waive any condition set forth in Section 4.1(a) without the written consent of each Lender;

          (b)   extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2) without the written consent of such Lender;

          (c)   postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

          (d)   reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.1) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

          (e)   change Section 2.12 or Section 8.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

          (f)    change any provision of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or

          (g)   release the Guarantors from the Guaranty, or release the Administrative Agent's Lien on any Collateral with an aggregate value in excess of $500,000 without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

        10.2    Notices; Effectiveness; Electronic Communication.

        (a)    Notices Generally.    Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

            (i)  if to the Borrowers, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

           (ii)  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

        Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

        (b)    Electronic Communications.    Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

        Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

        (c)    The Platform.    THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE." THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers' or the Administrative Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

        (d)    Change of Address, Etc.    Each of the Borrower, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

        (e)    Reliance by Administrative Agent, L/C Issuer and Lenders.    The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

        10.3    No Waiver; Cumulative Remedies.    No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        10.4    Expenses; Indemnity; Damage Waiver.

        (a)    Costs and Expenses.    The Borrowers shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

        (b)    Indemnification by the Borrowers.    The Borrower shall jointly and severally indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

        (c)    Reimbursement by Lenders.    To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

        (d)    Waiver of Consequential Damages, Etc.    To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

        (e)    Payments.    All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

        (f)    Survival.    The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Total Commitments and the repayment, satisfaction or discharge of all the other Obligations.

        10.5    Payments Set Aside.    To the extent that any payment by or on behalf of any Borrower or any other Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

        10.6    Successors and Assigns.

        (a)    Successors and Assigns Generally.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

        (b)    Assignments by Lenders.    Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that

            (i)  except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

           (ii)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

          (iii)  any assignment of a Commitment must be approved by the Administrative Agent and the L/C Issue unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

          (iv)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

        Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5, and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver the Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

        (c)    Register.    The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrowers and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

        (d)    Participations.    Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or any Loan Party or any of a Loan Party's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

        Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.1 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

        (e)    Limitations upon Participant Rights.    A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers' prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.1(e) as though it were a Lender.

        (f)    Certain Pledges.    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        (g)    Electronic Execution of Assignments.    The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

        (h)    Resignation as L/C Issuer after Assignment.    Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon thirty (30) days' notice to the Borrowers and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

        10.7    Treatment of Certain Information; Confidentiality.    Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

        For purposes of this Section, "Information" means all information received from the Borrowers or any Subsidiary relating to the Borrowers or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrowers or any Subsidiary, provided that, in the case of information received from the Borrowers or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

        10.8    Right of Setoff.    If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of the any Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

        10.9    Interest Rate Limitation.    Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

        10.10    Counterparts; Integration; Effectiveness.    This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

        10.11    Survival of Representations and Warranties.    All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

        10.12    Severability.    If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        10.13    Replacement of Lenders.    If any Lender requests compensation under Section 3.4, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or if any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

          (a)   the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.6(b);

          (b)   such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

          (c)   in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter; and

          (d)   such assignment does not conflict with applicable Laws.

        A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

        10.14    Governing Law; Jurisdiction; Etc.

        (a)    GOVERNING LAW.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS.

        (b)    SUBMISSION TO JURISDICTION.    THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS SITTING IN SUFFOLK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE FIRST CIRCUIT, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH MASSACHUSETTS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

        (c)    WAIVER OF VENUE.    THE BORROWES AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

        (d)    SERVICE OF PROCESS.    EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

        10.15    Joint and Several Liability.

        (a)   Each of the Loan Parties is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Administrative Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Loan Parties and in consideration of the undertakings of each other Loan Party to accept joint and several liability for the Obligations

        (b)   Each of the Loan Parties, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Loan Parties, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 10.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several Obligations of each of the Loan Parties without preferences or distinction among them

        (c)   If and to the extent that any of the Loan Parties shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Loan Parties will make such payment with respect to, or perform, such Obligation

        (d)   The Obligations of each of the Loan Parties under the provisions of this Section 10.15 constitute full recourse Obligations of each of the Loan Parties enforceable against each such Loan Party to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement as against any particular Loan Party.

        (e)   Except as otherwise expressly provided in this Agreement, but only to the extent permitted by applicable law, each of the Loan Parties hereby waives notice of acceptance of its joint and several liability, notice of any Loans made, or Letter of Credit issued, extended or renewed under this Agreement, notice of the occurrence of any Event of Default or Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or any Lender under or in respect of any of the Obligations, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement and the other Loan Documents. Each of the Loan Parties hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or any Lender at any time or times in respect of any Event of Default or Default by any of the Loan Parties in the performance or satisfaction of any term, covenant, condition or provision of this Agreement or any of the other Loan Documents, any and all other indulgences whatsoever by the Administrative Agent or any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any of the Loan Parties. Without limiting the generality of the foregoing, but only to the extent permitted by applicable law, each of the Loan Parties assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or any Lender with respect to the failure by any of the Loan Parties to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws, regulations thereunder, which might, but for the provisions of this Section 10.15, afford grounds for terminating, discharging or relieving any of the Loan Parties, in whole or in part, from any of its Obligations under this Section 10.15, it being the intention of each of the Loan Parties that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Loan Parties under this Section 10.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each of the Loan Parties under this Section 10.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any of the Loan Parties, the Administrative Agent or any Lender. The joint and several liability of the Loan Parties hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any of the Loan Parties, the Administrative Agent or any Lender.

        (f)    The provisions of this Section 10.15 are made for the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, and may be enforced by any of them from time to time against any or all of the Loan Parties as often as occasion therefor may arise and without requirement on the part of the Administrative Agent or any Lender first to marshall any of its claims or to exercise any of its rights against any other Loan Party or to exhaust any remedies available to it against any other Loan Party or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 10.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of the Loan Parties, or otherwise, the provisions of this Section 10.15 will forthwith be reinstated in effect, as though such payment had not been made.

        (g)   (i) Each of the Loan Parties hereby irrevocably waives, and agrees that it will not enforce, any of its rights of contribution or subrogation against any other Loan Party with respect to any liability incurred by such Loan Party hereunder or under any of the other Loan Documents, any payments made by such Loan Party to the Administrative Agent for the accounts of the Lenders with respect to any of the Obligations or any collateral security therefor. Such waiver and agreement is for the benefit of the other Loan Parties, the Lenders and the Administrative Agent. If such waiver and agreement shall be determined to be unenforceable by a court of competent jurisdiction, any claim which such Loan Party may have against such other Loan Party with respect to any payments to the Administrative Agent for the account of the Lenders hereunder are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder, to the prior payment in full of all amounts due and owing by such other Loan Party to the Administrative Agent and the Lenders and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to such other Loan Party, its debts or its assets, whether voluntary or involuntary, all Indebtedness of such other Loan Party owing to the Lenders ("Senior Indebtedness") shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to such Loan Party therefor. Each Loan Party hereby agrees that for so long as any Obligations are outstanding hereunder the provisions of this Section 10.15(g) may be relied on directly by any holder of Senior Indebtedness regardless of whether such holder is a party hereto.

           (ii)  Notwithstanding the provisions of the preceding clause (i), each of the Loan Parties shall have and be entitled to (1) all rights of subrogation otherwise provided by law in respect of any payment such Loan Party may make or be obligated to make under this Credit Agreement and (2) all claims (as defined in the Bankruptcy Code) it would have against any of the other Loan Parties in the absence of the preceding clause (i), and to assert and enforce the same, in each case on and after, but at no time prior to, the date (the "Subrogation Trigger Date") which is one (1) year and five (5) days after the date on which all the Obligations have been indefeasibly repaid in full if and only if (A) no Default or Event of Default of the type described in §§13.1(g) or (h) with respect to the other Loan Parties has existed at any time on or after the Closing Date to and including the Subrogation Trigger Date and (B) the existence of the Loan Party's rights under this clause (ii) would not make the Loan Party a creditor (as defined in the Bankruptcy Code) of the other Loan Parties in any insolvency, bankruptcy, reorganization or similar proceeding commenced on or prior to the Subrogation Trigger Date.

        10.16    USA PATRIOT Act Notice.    Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS AND GUARANTORS
By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender and L/C Issuer
By:
Name:
Title:

[OTHER LENDERS]

QuickLinks

  Exhibit 10.1
CREDIT AGREEMENT
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY
ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
ARTICLE V REPRESENTATIONS AND WARRANTIES
ARTICLE VI AFFIRMATIVE COVENANTS
ARTICLE VII NEGATIVE COVENANTS
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES
ARTICLE IX ADMINISTRATIVE AGENT
ARTICLE X MISCELLANEOUS
[OTHER LENDERS]